Exhibit 10.2

INVESTMENT AGREEMENT

by and between

SILICON CARBIDE LLC

and

MITSUBISHI ELECTRIC CORPORATION

Dated as of October 10, 2023

i

ii

Section 8.8	No Third Party Beneficiaries	37
Section 8.9	Further Assurances	37
Section 8.10	Fees and Expenses	38
Section 8.11	Interpretation	38

Exhibits

Exhibit A – Definitions
Exhibit B – Separation Principles
Exhibit C – Supply Agreement
Exhibit D – Form of Services Agreement
Exhibit E – Form of Joinder
Exhibit F – Form of Amended and Restated LLC Agreement
Exhibit G – Side Letter

iii

INVESTMENT AGREEMENT

This INVESTMENT AGREEMENT (this “Agreement”), dated as of October 10, 2023, is made by and between Silicon Carbide LLC, a Delaware limited liability company (the “Company”), and Mitsubishi Electric Corporation, a corporation organized under the laws of Japan (the “Investor”). All of the signatories to this Agreement are collectively referred to as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the Company wishes to issue and sell to the Investor (or to a wholly-owned Subsidiary of Investor) at the Closing (as defined below) 16,666,667 (the “Purchased Units”) of the Company’s class A common units (the “Common Units”), in each case upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Investor acknowledges that the Company is exploring and may enter into other definitive agreements with other Accredited Investors (as defined below) not affiliated with the Investor or the Company that are selected by the Company (each, an “Other Investor”) (each such definitive agreement, an “Other Investment Agreement”) providing for one or more acquisitions of up to an aggregate amount of 33,333,334 Common Units by Other Investors (such transaction or transactions, each, an “Other Investment” and, collectively, “Other Investments”);

WHEREAS, it is proposed that prior to the Closing, the Company will effectuate the separation of the SiC Business in accordance with the separation principles set forth in Exhibit B (the “Separation Principles”); and

WHEREAS, in connection with the Transactions, at or prior to the Closing, the Parties or their applicable designee (provided that any such designee must be reasonably acceptable to the Company) (a “Designee”) will execute and deliver, among other things, (a) the supply agreement term sheet attached hereto as Exhibit C and agreed upon between the Investor and II-VI Advanced Materials, Inc. on or before the date of this Agreement, for a supply agreement for the purchase of 8-inch silicon carbide wafers (the “Supply Agreement”), (b) a Services Agreement, substantially in the form attached hereto as Exhibit D (the “Services Agreement”), (c) a joinder to the Amended and Restated Company LLC Agreement, substantially in the form attached hereto as Exhibit E (the “Joinder”) and (d) a Side Letter, substantially in the form attached hereto as Exhibit G (the “Side Letter”).

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE PURCHASED UNITS

Section 1.1 Closing Date. The date, time and place of the closing of the purchase and sale of the Purchased Units provided for in this Agreement (the “Closing”) will take place at 10:00 a.m., Eastern time, on the latest of (a) the sixth (6th) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the last condition in Article V to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or, to the extent permitted by applicable Law, waiver of those conditions), either remotely via the electronic exchange of documents and signatures (or their electronic counterparts) or (b) at such other time and place as the Investor and the Company mutually agree (the “Closing Date”); provided, however, that notwithstanding the foregoing, the Closing shall not occur prior to the third (3rd) Business Day following the expiration of the Post-CFIUS Briefing Period.

Section 1.2 Purchase of the Purchased Units.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company shall issue and sell to the Investor or its designated wholly-owned Designee, and the Investor or such Designee shall purchase and acquire from the Company, the Purchased Units, free and clear of any Liens, other than Liens incurred by the Investor or its respective Affiliates or restrictions arising under applicable securities Laws or imposed by this Agreement, the Organizational Documents of the Company or the Transaction Documents (the “Issuance”).

(b) In consideration for the Issuance, at the Closing, the Investor shall pay or cause to be paid the Purchase Price to the Company in accordance with Section 1.3(b)(i).

Section 1.3 Deliveries at Closing.

(a) By the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company shall deliver or cause to be delivered to the Investor or its Designee:

(i) evidence of the issuance of the Purchased Units in the name of the Investor or such Designee, as evidenced by uncertificated book-entry Common Units;

(ii) counterparts of each of the Transaction Documents to which the Company or any of its Affiliates is a party, duly executed by the Company or such applicable Affiliate;

(iii) the certificate contemplated by Section 5.3(c);

(iv) an opinion of counsel to the Company providing that all of the Purchased Units are duly and validly issued; and

(v) evidence of termination of the Intercompany Agreements (other than any Intercompany Agreements listed on Section 3.16(a) of the Company Disclosure Letter), in a form reasonably satisfactory to Investor.

(b) By the Investor. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Investor shall deliver or cause to be delivered to the Company:

(i) the Purchase Price to the Company, by wire transfer of immediately available funds, to the account designated in writing by the Company at least six (6) Business Days prior to the anticipated Closing Date;

(ii) counterparts of each of the Transaction Documents to which the Investor or any of its Affiliates is a party, duly executed by the Investor or such applicable Affiliate;

(iii) the certificate contemplated by Section 5.2(c); and

(iv) a duly executed and properly completed Internal Revenue Service Form W-9 or applicable Internal Revenue Service Form W-8, as applicable.

Section 1.4 Tax Treatment. For U.S. federal income tax purposes, the Parties agree (and shall cause their Affiliates) to (a) treat the contribution by the Investor of the Purchase Price to the Company in exchange for the issuance of the Purchased Units by the Company to the Investor, together with the contributions by the Other Investors and Wide Bandgap, as a contribution within the meaning of Section 721(a) of the Code (as described in Revenue Ruling 99-5, 1999-1 C.B. 434 (Situation 2)) and (b) to the extent that the contribution described in clause (a) by Wide Bandgap to the Company consists of property received by Wide Bandgap in a tax-free “reorganization” described in Section 368(a), such contribution is intended to be a transfer described in Treasury Regulations Section 1.368-2(k). None of the Company, the Investor or any of their respective Affiliates shall take any position inconsistent with this Section 1.4 on any U.S. federal or state income Tax Return or in connection with any Action relating to such Tax Return, in each case, except to the extent required pursuant to a “final determination” within the meaning of Section 1313(a) of the Code (or any similar provision).

Section 1.5 Tax Withholding. Each of the Investor, the Company and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable in connection with this Agreement that are required to be deducted and withheld under applicable Law; provided that if the Investor reasonably believes that any withholding of Tax is required with respect to the payment of the Purchase Price, then it shall use commercially reasonable efforts to give written notice to the payee at least five (5) Business Days prior to deducting or withholding such Taxes from such payment, and it shall provide the applicable payee a reasonable opportunity to provide any applicable certificates, forms or documentation that would reduce or eliminate such withholding, and will otherwise reasonably cooperate with the payee and take such steps as payee may reasonably request to reduce or eliminate the requirement to withhold Tax with respect to such payment under applicable Law; provided, further, that the Investor acknowledges that as of the date hereof, it is not aware of any Tax required to be withheld with respect to the payment of the Purchase Price. To the extent amounts are so deducted and withheld and remitted to the applicable Tax authority, such deducted and withheld amounts will be treated for all purposes as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

Except as set forth in the correspondingly numbered sections or subsections of the disclosure letter delivered to the Company by the Investor (the “Investor Disclosure Letter”) concurrently with the execution and delivery of this Agreement (it being agreed that each section of the Investor Disclosure Letter qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure), the Investor represents and warrants that:

Section 2.1 Organization and Qualification. The Investor is a corporation duly organized and validly existing under the Laws of Japan. The Investor and, if applicable, its Designee, have all requisite corporate or entity power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. The Investor and, if applicable, its Designee, are duly qualified or licensed and has all necessary governmental approvals, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary (to the extent that the “qualification to do business” or “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, an Investor Material Adverse Effect.

Section 2.2 Authorization; Validity; Enforcement. The Investor has all requisite corporate or entity power and authority to execute, deliver and perform its obligations under this Agreement and the applicable Transaction Documents and to consummate the Transactions. The execution, delivery and performance of this Agreement and the applicable Transaction Documents by the Investor and the consummation by the Investor of the Transactions have been duly authorized and approved by all necessary action by the Investor, and no further action, approval or authorization by any of its stockholders, partners, members or other equity owners, as the case may be, is necessary to authorize the execution, delivery and performance by the Investor of this Agreement and the applicable Transaction Documents and the consummation by the Investor of the Transactions. Prior to the Closing, each of the Investor’s Affiliates will have all requisite corporate or entity power and authority and have taken all corporate, entity or other action necessary in order to execute, deliver and perform its obligations under the Transaction Documents which they are party to, and the performance of such Transaction Documents and the consummation of such Transactions by the Investor’s Affiliates will have been duly authorized by all necessary shareholder, corporate or entity action on the part of such Affiliates. This Agreement and the applicable Transaction Documents have been (or will be, upon execution) duly executed and delivered by the Investor or its Affiliates party thereto and shall constitute the legal, valid and binding obligations of the Investor or such Affiliate, enforceable against the Investor or such Affiliate in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent conveyance of preferential transfers, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

Section 2.3 Governmental Filings. Other than in connection with or in compliance with (a) the laws of the State of Delaware, (b) applicable state securities, takeover and “blue sky” Laws and (c) the Antitrust Laws and other Laws set forth in Section 3.3(a) of the Company Disclosure Letter no other consent of, or filing with, any Governmental Authority is necessary, under applicable Law, for the consummation by the Investor and, if applicable, its Designee, of the Transactions, except for such consents or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, an Investor Material Adverse Effect. The Investor and its Affiliates do not hold five percent (5%) or more of the voting securities or non-corporate interests (as “hold,” “voting securities,” and “non-corporate interests” are defined under 16 CFR 801) of any entity that competes with the Company or the SiC Business, to the extent that any such holdings would not reasonably be expected to prevent or materially delay the expiration or termination of the waiting period or the obtaining or receiving of any consent or approval under any Antitrust Law in connection with the Transactions.

Section 2.4 No Conflicts. The execution and delivery by the Investor of this Agreement do not, and (assuming the consents referenced in Section 2.3 are obtained) the consummation of the Transactions and compliance with the provisions hereof will not (a) result in any loss, or suspension, limitation or impairment of any right of the Investor or any of its Affiliates to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a benefit under any Contract, license or permit binding upon the Investor or any of its Affiliates or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Liens other than Permitted Liens (provided that no Lien shall be deemed created by this Agreement or the Transaction Documents) upon any of the properties or assets of the Investor or any of its Affiliates, (b) conflict with or result in any violation of any provision of the Organizational Documents of the Investor or (c) conflict with or violate any applicable Laws, except in the case of clauses (a) and (c) for such conflict or violation as would not reasonably be expected to have, individually or in the aggregate, an Investor Material Adverse Effect.

Section 2.5 Sufficient Funds; Financing. As of the date of this Agreement, the Investor has, and at the Closing and at all times prior to the Closing the Investor will have, immediately available funds sufficient to pay the Purchase Price in full, and to pay any fees and expenses of or payable by the Investor or its Affiliates, and to consummate the Transactions on the terms and conditions contemplated by this Agreement. As of the date hereof, the Investor is not aware of any reason why the funds sufficient to fulfill its obligations under this Agreement (including paying the Purchase Price in full, and to pay any fees and expenses of or payable by the Investor or its Affiliates) will not be available on the Closing Date. The Investor expressly acknowledges and agrees that its obligations under this Agreement to consummate the Transactions are not subject to, or conditioned on, the receipt or availability of any funds or financing.

Section 2.6 Purchase for Investment. The Investor on behalf of itself and any Designee acknowledges that the Common Units have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state or other applicable securities Laws. The Investor and, if applicable, its Designee is an Accredited Investor, and is aware that the sale of the Purchased Units is being made in reliance on a private placement exemption from registration under the Securities Act. The Investor and, if applicable, its Designee is not an underwriter within the meaning of Section 2(a)(11) of the Securities Act. The Investor and, if applicable, its Designee is acquiring the Purchased Units for its own account, and not with a view toward, or for sale in connection with, any distribution thereof in violation of any federal or state securities or “blue sky” Laws, or with any present intention of distributing or selling such Purchased Units. The Investor and, if applicable, its Designee has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in such Purchased Units and is capable of bearing the economic risks of such investment. The Investor and, if applicable, its Designee has been provided a reasonable opportunity to undertake and has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Neither the Investor nor any of its Affiliates is acting in concert, and neither the Investor nor any of its Affiliates has any agreement or understanding and is not otherwise a member of a “group” (as such term is used in Section 13(d)(3) of the Exchange Act), with any Person that is not an Affiliate of the Investor, with respect to the Company or its securities.

Section 2.7 Brokers; Finders. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Investor or any of its Affiliates, except for Persons, if any, whose fees and expenses will be paid by the Investor.

Section 2.8 No Other Representations or Warranties; Non-Reliance. Except for the representations and warranties expressly made in Article III (as modified by the Company Disclosure Letter and the Coherent SEC Documents) and in any certificate delivered by the Company pursuant to Article V, the Investor hereby acknowledges and agrees that neither the Company, Coherent nor any of their respective Affiliates or Representatives, nor any other Person, has made or is making any other express or implied representation or warranty, including with respect to the SiC Business, the Purchased Units, the Company, Coherent or any of their respective Affiliates or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Investor or its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. In particular, and without limiting the generality of the foregoing, the Investor acknowledges and agrees that except for the representations and warranties made in Article III (as modified by the Company Disclosure Letter and the Coherent SEC Documents) and in any certificate delivered by the Company pursuant to Article V, none of the Company, Coherent, their respective Affiliates, Representatives or any other Person makes or has made any express or implied representation or warranty to the Investor or its Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, Coherent, the SiC Entities, any of their respective Affiliates or their respective businesses or (b) any oral or written information presented to the Investor or its Affiliates or Representatives in the course of the negotiation of this Agreement or the course of the Transactions or any other transactions or potential transactions involving the Investor, Coherent and the Company. The Investor acknowledges and agrees that in making the decision to enter into this Agreement and consummate the Transactions, the Investor has relied exclusively on the express representations and warranties contained in Article III (as modified by the Company Disclosure Letter and the Coherent SEC Documents) and in any certificate delivered by the Company pursuant to Article V and has not relied on any other representation or warranty, express or implied.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (y) disclosed in the forms, documents and reports filed or furnished by Coherent to the U.S. Securities and Exchange Commission (the “SEC”) prior to the date hereof and after January 1, 2021 (such forms, documents and reports, the “Coherent SEC Documents”) (excluding any risk factor or forward-looking disclosures contained in such documents under the heading “Risk Factors,” and any disclosure of risks included in any “forward-looking statements” disclaimer, or other statements that are similarly nonspecific or predictive, cautionary, or forward-looking) or (z) set forth in the correspondingly numbered sections or subsections of the disclosure letter delivered to the Investor by the Company (the “Company Disclosure Letter”) concurrently with the execution and delivery of this Agreement (it being agreed that each section of the Company Disclosure Letter qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to the Investor that:

Section 3.1 Organization, Good Standing and Qualification.

(a) The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has requisite limited liability company power and authority to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the SiC Business taken as a whole, (i) each of the SiC Entities (other than the Company) is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization (to the extent that the “good standing” concept is applicable in the case of any jurisdiction outside the United States) and has all requisite corporate or entity power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and (ii) the Company and each of the other SiC Entities is duly qualified or licensed and has all necessary governmental approvals to carry on its businesses as now being conducted and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the conduct of its business requires such qualification (to the extent that the “qualification to do business” or “good standing” concept is applicable in the case of any jurisdiction outside the United States).

(c) The Company has made available to the Investor a true and complete copy of its Organizational Documents and the Organizational Documents of each of the SiC Entities in effect as of the date of this Agreement.

Section 3.2 Corporate Authority; Approval.

(a) The Company has all requisite limited liability company power and authority and has taken all limited liability company or other action necessary in order to execute, deliver and perform its obligations under this Agreement and the applicable Transaction Documents and to consummate the Transactions, and the execution and delivery of this Agreement and the applicable Transaction Documents and the consummation of the Transactions by the Company have been duly authorized by all necessary shareholder, limited liability company or entity action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the valid execution and delivery of this Agreement by each other Party, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Prior to the Closing, each of the Company’s Affiliates and the SiC Entities will have all requisite limited liability company or entity power and authority and have taken all limited liability company, entity or other action necessary in order to execute, deliver and perform its obligations under the Transaction Documents which they are party to, and the performance of such Transaction Documents and the consummation of such Transactions by such Affiliates and SiC Entities will have been duly authorized by all necessary shareholder, limited liability company or entity action with respect to such Affiliates and SiC Entities.

(c) The applicable Transaction Documents (other than this Agreement) when duly executed and delivered by Coherent, the Company or the Company’s Affiliates party thereto and, assuming the valid execution and delivery of this Agreement by each other party thereto, will constitute a valid and binding agreement of Coherent, the Company or such Affiliate of the Company, enforceable against such Person in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 3.3 Governmental Filings; No Violations; Certain Contracts.

(a) Except as would not materially impede or delay the consummation of the Transactions and which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, other than in connection with or in compliance with (i) the laws of the State of Delaware, (ii) applicable state securities, takeover and “blue sky” Laws and (iii) the Antitrust Laws and other Laws set forth in Section 3.3(a) of the Company Disclosure Letter (collectively, the “Company Approvals”), no other consent of, or filing with, any Governmental Authority is necessary, under applicable Law, for the consummation by the Company of the Transactions, except for such consents or filings as are not required to be obtained or made prior to consummation of the Transactions.

(b) The execution and delivery by the Company of this Agreement do not, and (assuming the Company Approvals are obtained and the consummation of the Separation in accordance with the Separation Principles) the consummation of the Transactions and compliance with the provisions hereof will not, (i) result in any loss, or suspension, limitation or impairment of any right of the SiC Entities to own or use any assets required for the conduct of the SiC Business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a benefit under any Contract, license or permit binding upon Coherent or any of its Subsidiaries (including the Company and its Subsidiaries) to the extent such Contract, license or permit pertains to the SiC Business or by which or to which any of their respective properties, rights or assets are bound or subject to the extent such properties, rights or assets are properties, rights or assets of the SiC Business, or result in the creation of any Liens other than Permitted Liens (provided that no Lien shall be deemed created by this Agreement or the Transaction Documents) upon any of the properties or assets of Coherent or any of its Subsidiaries (including the Company and its Subsidiaries) to the extent such properties or assets are properties or assets of the SiC Business, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) conflict with or result in any violation of any provision of the Organizational Documents, in each case, as amended or restated (whether by filing a statement with respect to shares or otherwise), of Coherent or any of the SiC Entities or (iii) conflict with or violate any applicable Laws, except in each case for such conflict or violation that would not materially impede or delay the consummation of the Transactions and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.4 Financial Statements and Financial Matters.

(a) The Company has made available to the Investor the following (collectively, the “Financial Statements”): the unaudited combined balance sheets of the SiC Business as of June 30, 2023 and June 30, 2022 for the twelve (12)-month period then ended, and the related combined statements of earnings (loss), comprehensive earnings (loss), equity and cash flows as of June 30, 2023 and June 30, 2022, and the related notes thereto. The Financial Statements, which have been derived from the accounting books and records of the SiC Business, were prepared in accordance with GAAP, applied on a consistent basis throughout the periods presented, and fairly present in all material respects the combined financial position and the combined results of operations of the SiC Business, as of the respective dates thereof or the periods then ended, in each case except as may be noted therein and, with respect to unaudited or interim financial statements, subject to adjustments (none of which is expected to be material) and the absence of footnote disclosures; provided that the Financial Statements and the foregoing representations and warranties are qualified by the fact that (A) the SiC Business has not operated on a separate standalone basis and historically been reported within Coherent’s and its Affiliates’ consolidated financial statements, (B) the Financial Statements assume certain allocated charges which do not necessarily reflect amounts that would have resulted from arm’s-length transactions or that the SiC Business would incur on a standalone basis and (C) the Financial Statements are not necessarily indicative of what the results of operations, financial position and cash flows of the SiC Business will be in the future.

(b) As of the Closing, the Company will have established and maintain a system of internal accounting controls designed to provide reasonable assurances (i) that transactions, receipts and expenditures of the SiC Entities are being executed and made only in accordance with appropriate authorizations, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP, and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the SiC Entities and (iv) that the amount recorded for assets on the books and records of the SiC Entities is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Since the Applicable Date to the date of this Agreement, solely to the extent relating to the SiC Business, and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Coherent has not received any written notice from the SEC or any other Governmental Authority indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Authority.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to the SiC Business taken as a whole, and subject to any reserves specifically related to accounts receivable included in the Financial Statements, (i) all accounts receivable of the SiC Business represent valid obligations arising from goods or services actually sold or performed in the ordinary course of business and (ii) there is no material contest, claim, defense or right of setoff, other than returns or warranty work in the ordinary course of business, relating to the amount or validity of such accounts receivable. Except as would not, individually or in the aggregate, reasonably be expected to be material to the SiC Business taken as a whole, with respect to the inventories of the SiC Business: (i) such inventories are usable and, with respect to finished goods, salable in the ordinary course of business (subject to any reserve specifically related to inventories included in the Financial Statements), (ii) none of such inventories are slow-moving, obsolete, damaged, defective or of below-standard quality, except for product that has been reworked in the ordinary course of business (subject to any reserve specifically related to inventories included in the Financial Statements) and (iii) the quantities of such inventories are not excessive in the present circumstances of the SiC Business.

(e) Except as would not, individually or in the aggregate, reasonably be expected to be material to the SiC Business taken as a whole, based on its most recent evaluation of internal controls over financial reporting prior to the date of the this Agreement there were no “significant deficiencies” or “material weaknesses” (each as defined in Rule13a-15(f) of the Exchange Act) identified in management’s or its auditor’s assessment of internal controls over financial reporting utilized by Coherent or its Subsidiaries (nor has any such deficiency or weakness been identified as of the date of this Agreement) or any fraud (or allegation thereof) that involves management of the Coherent or any other employees of the Coherent and its Subsidiaries who have a significant role in the preparation of financial statements or Coherent’s internal controls over financial reporting or disclosure controls and procedures.

(f) Except as would not, individually or in the aggregate, reasonably be expected to be material to the SiC Business taken as a whole, since the Applicable Date and solely to the extent relating to the SiC Business, Coherent has not received any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of Coherent or its Subsidiaries or any material concerns from employees of Coherent or any of its Subsidiaries regarding questionable accounting or auditing matters with respect to Coherent or any of its Subsidiaries relating to periods after the Applicable Date.

Section 3.5 Absence of Certain Changes or Events.

(a) Except for the entry into this Agreement and actions taken in relation to the Transactions (including the Separation and the Other Investments), since the Balance Sheet Date through the date of this Agreement, Coherent and its Affiliates have conducted the SiC Business in all material respects in the ordinary course of business.

(b) Since the Balance Sheet Date, there has not been any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.6 Litigation and Liabilities.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there are no Actions or Proceedings pending (or, to the Knowledge of the Company, threatened) against or affecting the SiC Entities (nor any other Affiliate of the Company solely with respect to the SiC Business), and (ii) there are no Orders of, or before, any Governmental Authority against the SiC Entities (nor any other Affiliate of the Company solely with respect to the SiC Business).

(b) There are no liabilities or obligations of the SiC Entities (nor any other Affiliate of the Company with respect to the SiC Business) that would be required by GAAP to be set forth in a consolidated balance sheet of the Company, except for (i) liabilities or obligations disclosed, reflected or reserved against in the balance sheets included in the Financial Statements (or in the notes thereto), (ii) liabilities or obligations arising under or in connection with this Agreement, the Transaction Documents or the Other Investment Agreements, (iii) liabilities or obligations incurred in the ordinary course of business since the Balance Sheet Date, (iv) liabilities or obligations that would not reasonably be expected to be material to the SiC Business taken as a whole and (v) liabilities or obligations that will be released at or prior to the Closing.

(c) Since the Applicable Date and to the Knowledge of the Company, none of the SiC Entities (nor any other Affiliate of the Company with respect to the SiC Business) has any Liability (and no event, occurrence or development has occurred or circumstance exists that could reasonably be expected to give rise to any Proceeding, claim or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by any SiC Entities or any other Affiliate of the Company with respect to the SiC Business (such products, “Company Products”) that, individually or in the aggregate, would reasonably be expected to be material to the SiC Business taken as a whole. Since the Applicable Date, none of the SiC Entities (nor any other Affiliate of the Company with respect to the SiC Business) has received any written notice as to any claim or allegation of personal injury or death, or property or economic damages, any claim for punitive or exemplary damages, any claim for contribution or indemnification, or any claim for injunctive relief, in each case in connection with any Company Products manufactured, sold, provided, distributed or otherwise put in commerce by or in connection with any service provided by any SiC Entity or any other Affiliate of the Company with respect to the SiC Business that would, individually or in the aggregate, reasonably be expected to be material to the SiC Business taken as a whole.

Section 3.7 Employee Company Benefit Plans.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no pending or threatened material claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans, that could result in liability to SiC Entities.

(b) (i) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Company Benefit Plan has during the prior six years been an employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code and (ii) none of the Company or any of its ERISA Affiliates has incurred or is reasonably expected to incur any Controlled Group Liability that has not been satisfied in full. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the SiC Entities nor any of their respective ERISA Affiliates has, at any time since the Applicable Date, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to any Multiemployer Plan or Multiple Employer Plan. No SiC Entity has any current or contingent liability arising under or in connection with any employee benefit plan subject to Title IV of ERISA.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service that it is qualified under Section 401(a) of the Code or is entitled to rely upon a favorable opinion issued by the Internal Revenue Service and no event has occurred or circumstance exists that could reasonably be expected adversely affect the qualified status of any such plan. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each other Company Benefit Plan that is intended to qualify for Tax-preferential treatment under applicable Law so qualifies and has received, where required, approval from the applicable Governmental Authority that it is so qualified.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the execution of this Agreement and the consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of the Company or any of the other SiC Entities to any severance pay or any other similar payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director, consultant or officer, (iii) trigger any funding obligation under any Company Benefit Plan or (iv) result in the payment or benefit of any amount (whether in cash, property or the vesting of property) that could, individually or in combination with any other such payment or benefit, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code).

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no SiC Entity has any obligation to provide, a gross-up or reimbursement of Taxes imposed under Section 4999 of the Code, Section 409A(a)(1)(B) of the Code, or otherwise.

Section 3.8 Labor Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) none of the SiC Entities is party to or bound by any collective bargaining agreement, works council agreement or similar labor-related agreement or arrangement, (ii) no strike, material work slowdown, work stoppage, or unfair labor practice against any of the SiC Entities or any other Affiliate of the Company with respect to the SiC Business is pending, or to Knowledge of the Company, threatened and (iii) to the Knowledge of the Company, no activities or proceedings of any labor union to organize any employees of the Company or any of its Affiliates who are engaged in the SiC Business are pending or threatened. As of the date of this Agreement, no labor union or works council represents any employees of the SiC Entities or any other Affiliate of the Company that is engaged in the SiC Business in connection with their employment. As of the date of this Agreement, all employees engaged in the SiC Business in the United States are employees of Coherent and all employees in the SiC Business outside the United States are employees of Coherent’s Affiliates. As of the Closing Date, all employees engaged in the SiC Business will be (y) officers, directors or employees of the SiC Entities or (z) providing services pursuant to the Services Agreement.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the SiC Entities and other Affiliates of the Company with respect to the SiC Business is in compliance with all applicable Laws with respect to hiring, employment and employment practices, terms and conditions of employment, harassment, retaliation, reasonable accommodations, leaves of absence, occupational safety and health, workers’ compensation, employee classification, wages and hours, engagement of independent contractors (including the appropriate classification of the same), payroll taxes, redundancy, “mass layoffs,” “plant closings” and immigration with respect to all employees, independent contractors, and other service providers of the Company and its Subsidiaries and (ii) there are no charges, complaints, audits or investigations pending or scheduled by any Governmental Authority pertaining to the employment practices or actions of the SiC Entities and other Affiliates of the Company with respect to the SiC Business or, to the Knowledge of the Company, threatened against the SiC Entities and other Affiliates of the Company with respect to the SiC Business.

Section 3.9 Compliance with Laws; Licenses.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the SiC Business taken as a whole, (i) the SiC Entities are not in default under or in violation of, any applicable Law and (ii) since the Applicable Date, none of the SiC Entities have received any written notice or, to the Knowledge of the Company, other communication from any Governmental Authority regarding any violation of, or failure to comply with, any Law.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the SiC Business taken as a whole, (i) the SiC Entities are in possession of all Licenses required to operate the SiC Business and (ii) all such Licenses are in all respects valid and in full force and effect and are not subject to any administrative or judicial proceeding that would reasonably be expected to result in modification, termination or revocation thereof.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the SiC Business taken as a whole, since the Applicable Date, none of the SiC Entities nor, to the Knowledge of the Company and solely to the extent when acting on behalf of the SiC Entities, any director, officer, or employee thereof, has:

(i) (A) made any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (B) made, offered, promised or authorized any unlawful payment to any government official; (C) made, offered, promised or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, to any Person for the purpose of gaining an improper business advantage; or (D) otherwise violated any Anti-Bribery Law;

(ii) been a Sanctioned Person or transacted any business with or for the benefit of any Sanctioned Person in violation of applicable Sanctions, or otherwise materially violated applicable Sanctions;

(iii) violated any applicable Ex-Im Laws or Anti-Money Laundering Laws; or

(iv) been the subject of any allegation, voluntary disclosure, or investigation, prosecution, enforcement action or other Proceeding related to any actual or alleged violation of any applicable Anti-Bribery Laws, Sanctions, Ex-Im Laws, or Anti-Money Laundering Laws.

(d) Other than items classified under Export Administration Regulations Export Control Classification Numbers (“ECCNs”) 3C005, 3E001, and 3E003.f, the US operations of the SiC Business and of the SiC Entities do not include the production, design, testing, manufacture, fabrication, or development of “critical technologies” as that term is defined in 31 C.F.R. § 800.215.

Section 3.10 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to be material to the SiC Business taken as a whole:

(a) the SiC Entities and other Affiliates of the Company with respect to the SiC Business are, and since January 1, 2020 have been, in compliance with, and not subject to any Liability under, all applicable Environmental Laws (which compliance includes the possession, and the compliance with the terms and conditions, by the SiC Entities and other Affiliates of the Company with respect to the SiC Business of all Licenses required under applicable Environmental Laws with respect to the SiC Business);

(b) there are no investigations, actions, suits or proceedings pending or, to the Knowledge of the Company, threatened against the SiC Entities or any other Affiliate of the Company with respect to the SiC Business;

(c) since January 1, 2020, there has been no Release of any Hazardous Materials by the SiC Entities at, to or from any facilities owned or leased by SiC Entities or any other Affiliate of the Company with respect to the SiC Business or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, stored, produced, imported, used, processed or disposed of by SiC Entities or any other Affiliate of the Company with respect to the SiC Business.

(d) The representations and warranties set forth in this Section 3.10, Section 3.3(b), Section 3.5 and Section 3.6(b) are the Company’s sole and exclusive representations and warranties relating to Environmental Laws or liabilities relating to the Release of Hazardous Materials.

Section 3.11 Tax Matters.

(a) (i) The SiC Entities and any other Affiliate of the Company with respect to the SiC Business (A) have timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects and (B) have paid all material Taxes required to have been paid by them, in each case clauses (A) and (B), except for Taxes contested in good faith or for which adequate reserves have been established in accordance with GAAP in the Financial Statements; (ii) except to the extent such amount has been accrued on the Company’s Financial Statements in accordance with GAAP, no deficiency with respect to a material amount of Taxes has been proposed in writing, asserted or assessed against the SiC Entities by any Governmental Authority that has not been resolved or paid; (iii) as of the date hereof, there are no pending or threatened in writing disputes, claims, audits, examinations or other Proceedings regarding any material Taxes of the Company or its Subsidiaries; (iv) in the past two (2) years, no claim has been made in writing by any taxing authority in a jurisdiction where the SiC Entities have not filed Tax Returns that any of the SiC Entities is or may be subject to taxation by that jurisdiction; (v) there are no Liens or other encumbrances for material Taxes upon any property or assets of the SiC Entities, except for Permitted Liens; (vi) none of the SiC Entities has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b); and (vii) none of the SiC Entities has currently in effect any waiver of any statute of limitations in respect of material Taxes or any agreement to any extension of time with regard to a material Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course or automatically granted extensions or waivers), and no such waivers are pending

(b) Section 3.11(b) of the Company Disclosure Letter sets forth the U.S. federal income tax classification of the Company and each of the other SiC Entities as of the date hereof.

(c) Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 3.11, Section 3.6(b) (to the extent relating to Taxes) and Section 3.7 (to the extent relating to Taxes) are the sole and exclusive representations and warranties of the Company with respect to Taxes.

Section 3.12 Intellectual Property, Data Privacy; Data Security; Warranties.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the SiC Entities are in compliance, and have since the Applicable Date complied, with all applicable Laws relating to the collection, storage, use, disclosure, transfer and any other processing of any Personal Data collected or used by or on behalf of the Company or its Subsidiaries and (ii) since the Applicable Date, no Person has gained unauthorized access to any of the information technology systems (“IT Systems”) owned or held for use by the SiC Entities or the Personal Data relating to the SiC Business stored or contained therein or transmitted thereby. Except as would not, individually or in the aggregate, reasonably be expected to be material to the SiC Business taken as a whole, the SiC Entities and other Affiliates of the Company with respect to the SiC Business have established and maintained appropriate technical, physical, and organizational measures, and security systems and technologies, in compliance with data security requirements under applicable Laws and privacy policies, to protect the data and other confidential information of the SiC Entities and other Affiliates of the Company with respect to the SiC Business against accidental or unlawful access, use, collection, or other processing.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) as of the date of this Agreement, Coherent and its Affiliates own and as of Closing the SiC Entities will own the Intellectual Property owned (or purported to be owned) by such Persons with respect to the SiC Business (“Company Owned IP”), free and clear of all Liens other than Permitted Liens, (ii) all issued patents, all registered copyrights and all registered trademarks that are registered or filed in the name of the SiC Entities are and will be subsisting and, to the Knowledge of the Company, valid and enforceable, and (iii) the Company Owned IP is not subject to any Order or Lien (other than Permitted Liens) restricting the use thereof in a manner that would reasonably be expected to impair the operation of the SiC Business as conducted as of the date of this Agreement. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Company, the Company Owned IP, together with any Intellectual Property licensed or to be licensed to the Company or its Subsidiaries from third parties, constitutes all material Intellectual Property practiced by or necessary for the operation of the SiC Business as currently conducted.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the conduct of SiC Business as conducted since the Applicable Date and as presently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any third party and (ii) since the Applicable Date, the Company and its Subsidiaries have not received any written claim alleging any such infringement, misappropriation or other violation.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Company, as of the date of this Agreement, no Person is infringing, misappropriating or otherwise violating any Intellectual Property of the SiC Entities.

(e) Except as would not, individually or in the aggregate, reasonably be expected to be material to the SiC Business taken as a whole, each (i) current or former employee of the SiC Business or current or former advisor, partner, consultant or contractor of the SiC Business to the extent such individual has been involved in the creation, invention or development of Company Products or Company Owned IP for or on behalf of any Coherent or any of its Affiliates (each Person described in (i) or (ii), a “Contributor”), either (x) contributed to such creation, invention or development within the scope of their employment such that, in accordance with applicable Law, the Contributor’s right, title and interest to such Company Product or Company Owned IP were transferred to Coherent or its applicable affiliate or (y) has executed and delivered to Coherent or its applicable Affiliate (and to the Knowledge of the Company is in compliance with) a valid written agreement assigning and transferring all right, title and interest to Coherent or its applicable Affiliates that such Contributor may have in any Company Product or Company Owned IP.

Section 3.13 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to be material to the SiC Business taken as a whole, all fire and casualty, general liability, business interruption, product liability, sprinkler and water damage, workers’ compensation and employer liability, directors’, officers’ and fiduciaries’ policies and other liability insurance policies (“Insurance Policies”) maintained by or on behalf of the SiC Entities and other Affiliates of the Company with respect to the SiC Business provide commercially reasonable amounts of coverage for all normal risks incident to the business of the SiC Entities and other Affiliates of the Company with respect to the SiC Business and their respective properties, operations, personnel and assets.

Section 3.14 Sufficiency of Assets. As of the Closing, (a) taking into account the services to be provided pursuant to the Services Agreement, (b) assuming receipt of all required permits, authorizations, registrations, consents or approvals, and (c) other than with respect to Overhead and Shared Services, the SiC Entities will own, hold or have the right to use (including by means of ownership of rights pursuant to licenses or other Contracts) all material properties and assets that are used or held for use in and are necessary for and sufficient to conduct the SiC Business immediately following the Closing in the same manner in all material respects as it is conducted as of the date hereof. Nothing in this Section 3.14 is intended to or shall be treated as a representation of non-infringement, which is solely set forth in Section 3.12(c) and Section 3.12(d). Except as would not, individually or in the aggregate, reasonably be expected to be material to the SiC Business taken as a whole, the physical Assets of the SiC Business are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

Section 3.15 Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no SiC Entity has, or will have at the Closing, any interest in material owned Real Property used in the operation of the SiC Business as of the date of this Agreement, (ii) a SiC Entity has, or will have at the Closing, a good and valid leasehold interest in each material lease relating to Real Property under which the SiC Business is operated as of the date of this Agreement (such property, the “Leased Real Property”) and such leases, subleases and other agreements (collectively, the “Real Property Leases”), in each case, free and clear of all Liens other than any Permitted Liens and any Lien encumbering the interest of the landlord thereunder, (iii) each Real Property Lease and each Sublease is valid, binding and in full force and effect, subject to the limitation of such enforcement by the Bankruptcy and Equity Exception, and (iv) there are no leases, subleases, licenses, rights or other agreements affecting any portion of the Leased Real Property (each, a “Sublease”) that would reasonably be expected to adversely affect the existing use of such Leased Real Property by the Company or its Subsidiaries in the operation of the SiC Business thereon.

Section 3.16 Intercompany Agreements; Leakage.

(a) Except for any Contracts that will be terminated at or prior to the Closing, Section 3.16(a) of the Company Disclosure Letter sets forth a list which is true, correct and complete in all material respects as of the date hereof, of all (i) Contracts solely between any SiC Entity, on the one hand, and Coherent or any of its Subsidiaries (excluding the SiC Entities), on the other hand, and (ii) Contracts between any SiC Entity, on the one hand, and any officer or director of any SiC Entity, on other hand (in the case of clause (ii), other than Separation Documentation and ordinary course employment, compensation or incentive or indemnification arrangements) (in each case, an “Intercompany Agreement”).

(b) Except as set forth in Section 3.16(b) of the Company Disclosure Letter, there has not been any Leakage since June 30, 2023 (the “Balance Sheet Date”).

Section 3.17 Capital Structure.

(a) As of the date hereof, all of the authorized, issued and outstanding equity interests of the Company are owned by Coherent.

(b) As of the date of this Agreement, except as set forth in this Section 3.17, pursuant to this Agreement or pursuant to Other Investment Agreements (in respect of Common Units to be issued by the Company), there are no outstanding shares of capital stock or other equity interests in the Company or subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (i) obligating any of the SiC Entities to (A) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of any SiC Entity or securities convertible into or exercisable or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, or (D) make any payment to any Person the value of which is derived from or calculated based on the value of any equity interests or securities of any SiC Entity, or (ii) granting any preemptive or antidilutive or similar rights with respect to any security issued by any SiC Entity.

Section 3.18 Brokers and Finders. Except as set forth in Section 3.18 of the Company Disclosure Letter, neither Coherent, the Company nor any of their respective Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who would be entitled to any fee or any commission in connection with or upon consummation of the Transactions from the Company or its Subsidiaries.

Section 3.19 Antitakeover Provisions. No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other form of antitakeover statute or regulation or any antitakeover provision in the Company’s Organizational Documents is, and the Company has no rights plan, “poison pill” or similar agreement that is, or at the Closing will be, applicable to this Agreement or the Issuance.

Section 3.20 Status of Securities. The Purchased Units to be issued pursuant to this Agreement have been duly authorized by all necessary entity action. When issued and sold against receipt of the consideration therefor as provided in this Agreement, such securities shall be validly issued and fully paid, will not be subject to preemptive rights of any other equity holder of the Company, and will be free and clear of all Liens, except Liens incurred by the Investor or its Affiliates or restrictions arising under applicable securities Laws or imposed by this Agreement, the Organizational Documents of the Company or the Transaction Documents.

Section 3.21 Separation Principles. The Separation Principles attached hereto set forth in reasonable detail all of the material restructuring, contribution, assignment and assumption transactions that will be undertaken in order to complete the Separation.

Section 3.22 No Other Representations or Warranties; Non-Reliance. Except for the representations and warranties expressly made in Article II (as modified by the Investor Disclosure Letter) and in any certificate delivered by the Investor pursuant to Article V, the Company acknowledges and agrees that neither the Investor nor any of its Affiliates or Representatives makes any other express or implied representation or warranty, including with respect to the Investor or any of its Affiliates or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by the Investor in Article II (as modified by the Investor Disclosure Letter) and in any certificate delivered by the Investor pursuant to Article V, the Company acknowledges and agrees that neither the Investor nor any of its Affiliates or Representatives makes or has made any express or implied representation or warranty to the Company or its Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Investor, any of its Affiliates or their respective businesses or (b) any oral or written information presented to the Company or its Affiliates or Representatives in the course of the negotiation of this Agreement or the course of the Transactions or any other transactions or potential transactions involving the Investor and the Company. The Company acknowledges and agrees that in making the decision to enter into this Agreement and consummate the transactions contemplated by this Agreement, the Company has relied exclusively on the express representations and warranties contained in Article II (as modified by the Investor Disclosure Letter) and in any certificate delivered by the Investor pursuant to Article V and has not relied on any other representation or warranty, express or implied.

ARTICLE IV

COVENANTS

Section 4.1 Interim Operations of the Company. Except (w) as set forth in Section 4.1 of the Company Disclosure Letter, (x) as required by applicable Law or any Order, (y) as expressly contemplated or required by this Agreement (including the Separation Principles) or the other Transaction Documents, or (z) as the Company reasonably determines may be necessary to comply with any COVID-19 Measures, during the period from the date of this Agreement until the earlier of the Closing and the termination of this Agreement, unless the Investor otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), (a) the Company shall, and shall cause the other SiC Entities to, use their commercially reasonable efforts to operate the SiC Business in all material respects in the ordinary course of business and to maintain and preserve in all material respects its and their existing relationships with customers, employees, independent contractors and other business relationships having material business dealings with the SiC Entities (it being understood that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 4.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision), and (b) the Company shall not, and shall cause the SiC Entities not to:

(i) issue, sell or grant any shares of its capital stock or other equity or voting interests, or securities exercisable for, exchangeable for or convertible into such shares of capital stock or other equity or voting interests, other than (A) the sale and issuance of the Purchased Units in accordance with this Agreement, (B) the sale or issuance of up to 33,333,334 Common Units to Other Investors at a purchase price per Common Unit not less than the purchase price per Purchased Unit, (C) the issuance of securities of any SiC Entity (other than the Company) to the Company or to any other SiC Entity or (D) the grant or issuance of equity or equity-based awards permitted pursuant to Section 4.1(b)(vii);

(ii) split, combine, subdivide, recapitalize or reclassify any shares of its capital stock or other equity or voting interests;

(iii) amend the Company’s Organizational Documents in a manner that would materially and adversely affect the Investor;

(iv) declare, pay or set aside any dividend or make any distribution with respect to any shares of capital stock or other equity or voting interests or redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other equity or voting interests, or any rights, warrants, or options to acquire any shares of its capital stock or other equity or voting interests, other than any dividends and distributions paid by wholly owned Subsidiaries of the Company to the Company or to any of its wholly owned Subsidiaries;

(v) adopt or enter into a plan of complete or partial liquidation or dissolution of any of the SiC Entities;

(vi) other than in the ordinary course of business or pursuant to the Capex Budget, (A) make any material investment in, by means of a purchase of stock or securities, contribution to capital, property transfer, or purchase of any property or assets of, any Person other than the Company or any wholly-owned Subsidiaries of the Company or (B) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets or any business which in any case is in excess of $10,000,000 based on a GAAP value to any Person other than the Company or any wholly-owned Subsidiary of the Company;

(vii) (A) grant any equity or equity-based awards of the Company or any of its Subsidiaries to any director or employee of the Company or any of its Subsidiaries or (B) except as required under the terms of any Company Benefit Plan or any Contract in effect as of the date of this Agreement, grant or pay any bonus to any director or employee of the Company or any of its Subsidiaries outside of the ordinary course of business, including any bonus payable upon the Closing;

(viii) other than in the ordinary course of business, make, change or revoke any material Tax election, change any accounting method, amend any material Tax Return, enter into any material closing agreement, settle, compromise, concede or abandon any material Tax claim or assessment relating to any SiC Entity or surrender any right to claim a refund of material Taxes;

(ix) enter into any side letter or Other Investment Agreement with any Other Investor that has the effect of (A) establishing governance rights relating to the Company that are more favorable in any material respect to such Other Investor than the rights that will be afforded to the Investor under the LLC Agreement or (B) providing for a purchase price per Common Unit that is less than the purchase price per Purchased Unit to be paid by the Investor hereunder at the Closing;

(x) amend, waive, terminate or rescind any of the Transaction Documents in a manner adverse to the Investor (except in an immaterial respect), except (A) for the Separation Documentation or (B) as contemplated by Section 4.2; or

(xi) agree or commit to do any of the foregoing.

Notwithstanding the foregoing, (y) nothing in this Agreement shall give the Investor, directly or indirectly, the right to control or direct the Company’s operations or the SiC Business prior to the Closing and (z) this Section 4.1 shall not restrict the operations of any SiC Entities with respect to the Coherent Business. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement and applicable Law complete control and supervision of its operations.

Section 4.2 Cooperation and Efforts to Consummate Transactions.

(a) Upon the terms and subject to the conditions set forth in this Agreement, (i) the Company shall cooperate with the Investor and use (and shall cause its Affiliates to use) commercially reasonable efforts to, and (ii) the Investor shall cooperate with the Company and use (and shall cause its Affiliates to use) reasonable best efforts to, take or cause to be taken all things necessary, proper or advisable under applicable Laws to consummate the Transactions as promptly as reasonably practicable, including (x) the obtaining of all necessary actions or non-actions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods, including from any Governmental Authority and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an Action or Proceeding by, any Governmental Authority; (y) the obtaining of all necessary consents, approvals or waivers from any other Person and (z) the execution and delivery of any additional instruments necessary to consummate the Issuance and the other Transactions contemplated by this Agreement; provided, however, that in no event shall the Company or any of its Affiliates be required to pay any fee, penalty or other consideration to any third party for any consent or approval required for or triggered by the consummation of the transactions contemplated by this Agreement under any Contract, agreement or otherwise. Neither the Company nor the Investor shall, nor shall the Company or the Investor permit any of their respective Affiliates to, (A) agree to extend any applicable waiting period pursuant to any Antitrust Law with respect to the Transactions without the prior written consent of the other Party (which consent shall not be unreasonably conditioned, withheld or delayed) or (B) enter into or consummate any transaction, agreement, arrangement, or acquisition of any ownership interest or assets of any Person, the effect of which would reasonably be expected to materially impair, materially delay or prevent the satisfaction or obtaining of any approval or the expiration of any waiting period that is a condition to Closing. Notwithstanding anything to the contrary in this Section 4.2(a), in no event shall Coherent or any of its Affiliates (other than the SiC Entities) be required to become subject to, or consent or agree to, (i) any restrictions or actions that would limit its and its Affiliates’ (other than the SiC Entities) respective freedom of action with respect to their ability to retain, or impose obligations on its or such Affiliates’ future operations with respect to, one or more of its or such Affiliates’ share capital or equity interests, assets (whether tangible or intangible), businesses, divisions, operations, products or product lines, or (ii) any action with respect to, or any amendments or modifications to, the Transaction Documents other than this Agreement.

(b) In furtherance of the foregoing, the Company and the Investor shall, and shall use reasonable best efforts to cause their respective Affiliates, as applicable, to, (i) promptly, but in no event later than twenty (20) Business Days after the date hereof (except with respect to CFIUS), or on such later date as mutually agreed to by the Company and Investor, file, or cause to be filed, with the appropriate Governmental Authority, all filings, forms, registrations and notifications (or drafts thereof) required to be filed to consummate the Issuance and the other transactions contemplated by this Agreement under any applicable Antitrust Law and (ii) supply, or cause to be supplied, as promptly as practicable any additional information or documentary material that may be requested pursuant to any Law or by any Governmental Authority and, as applicable, to certify substantial compliance with any such request as promptly as practicable.

(c) The Company and Investor shall, and shall cause their respective Subsidiaries and Affiliates, as applicable, to cooperate with one another to prepare and deliver, as promptly as practicable after the date of this Agreement, a briefing to CFIUS regarding the transactions contemplated by the Agreement (the “CFIUS Briefing”). If, and only if, (i) CFIUS requests that the Parties file a notice or declaration with respect to the transactions contemplated by this Agreement (a “CFIUS Notice Request”), or (ii) the Company and Investor mutually agree in writing (including following the Closing), the Company and Investor shall, and shall cause their respective Subsidiaries and Affiliates, as applicable, to submit or cause to be submitted (x) as promptly as practicable following the CFIUS Notice Request or the Company and Investor mutually agreeing in writing to file a notice or declaration to CFIUS a draft of the joint voluntary notice to CFIUS (“CFIUS Notice”) contemplated under 31 C.F.R. § 800.501(g) or a voluntary declaration to CFIUS contemplated under 31 C.F.R. § 800.402 with respect to the transactions contemplated by this Agreement; (y) as promptly as practicable after receiving feedback from CFIUS regarding any draft CFIUS Notice referenced in clause (x) of this Section 4.2(c), a formal CFIUS Notice as contemplated by 31 C.F.R. § 800.501(a); and (z) as promptly as practicable (and in any event in accordance with applicable regulatory requirements) any other submissions that are formally requested by CFIUS to be made, or which the Company and Investor mutually agree should be made, in each case in connection with this Agreement. The Company and the Investor shall cooperate with each other in connection with any such filing or the provision of any such information (including by considering all reasonable additions, deletions or changes suggested in connection therewith, and, to the extent permitted by applicable law, providing copies, or portions thereof, of all such documents to the non-filing party prior to filing, subject to, as necessary, redactions of confidential business information or the privileged information of either party) and in connection with resolving any investigation or other inquiry of any Governmental Authority under Section 721 with respect to any such filing or any such information.

(d) Notwithstanding the foregoing or anything to the contrary in this Section 4.2, in no event shall (w) the Company, the Investor or their respective Affiliates be required to commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture, exclusive licensing, holding separate or any other similar disposition, including discontinuation, of any and all of the share capital or other equity voting interest, assets (whether tangible or intangible), businesses, divisions, operations, products or product lines of the Company, the Investor or any of their respective Subsidiaries, (x) Coherent or any of its Affiliates (other than the SiC Entities) be required to become subject to, or consent or agree to or otherwise take any actions contemplated in this Section 4.2(d) or (y) the Company or any of its Affiliates be required to consent or agree to or otherwise take any actions contemplated in this Section 4.2(d) if, in the case of this clause (y), such actions individually or in the aggregate with all other such requirements, would reasonably be expected to impair, other than a de minimis impairment, the SiC Business as conducted as of the date of this Agreement or the anticipated benefits of the Transactions to the Company and its Affiliates; provided, however, that notwithstanding the foregoing, if necessary, proper or advisable to resolve any objections asserted by CFIUS, the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or any other Governmental Authority or Person with respect to the Issuance or the Transactions so as to enable the Closing to occur as promptly as practicable after the date hereof and to avoid or eliminate each and every impediment under any Law, including any Order or other Action, that may be asserted or that is in force by any Governmental Authority or other Person that would or has the effect of preventing or delaying the Closing, the Investor shall, and shall cause its Affiliates to, take or commit to take any action or agree to any undertaking that after the Closing Date would require it or its Affiliates’ to provide information to any Governmental Authority or limit its and its Affiliates’ ability to vote, transfer or otherwise exercise full ownership of, or information or governance rights (including any consent rights or access rights) relating to, the Purchased Units and the Investors and/or its Designee’s rights in its capacity as a member and equityholder of the Company, including by agreeing to a reduction in the number of Purchased Units (provided that any such reduction shall include a proportionate decrease in the Purchase Price payable by the Investor in respect of such Purchased Units).

(e) The Company and Investor shall, and shall use reasonable best efforts to cause their respective Affiliates to, cooperate and consult with each other in good faith with respect to the making of all registrations, filings, notifications, communications, submissions and any other actions pursuant to this Section 4.2. In furtherance of the foregoing, and subject to applicable legal limitations and the instructions of any Governmental Authority, the Company, on the one hand, and Investor, on the other hand, shall keep each other apprised of the status of matters relating to the completion of the Issuance and the Transactions, including promptly furnishing the other with copies of notices or other communications received by the Company or the Investor, as the case may be, or any of their respective Affiliates, from any Governmental Authority with respect to the Issuance and the other Transactions (but not, for the avoidance of doubt, the Other Investments). Subject to applicable Law relating to the exchange of information, the Company, on the one hand, and Investor, on the other hand, shall permit counsel for the other party a reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed notifications or filings and any communications or submissions, and with respect to any such notification, filing, communication or submission, submitted therewith to any Governmental Authority in connection with the Issuance and the other Transactions (but not, for the avoidance of doubt, the Other Investments); provided, however, that materials may be redacted (i) to remove references concerning the valuation of the businesses of the Company and its Subsidiaries, or proposals from third parties with respect thereto, (ii) as necessary to comply with contractual agreements and (iii) as necessary to address reasonable privilege or confidentiality concerns. Each of the Company and Investor agrees not to, and shall not permit any of their respective Affiliates to, participate in any meeting or discussion, either in Person, by videoconference, by telephone or otherwise, with any Governmental Authority in connection with the Issuance or the other Transactions (but not, for the avoidance of doubt, the Other Investments) unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Authority, gives the other Party the opportunity to attend and participate thereat. Subject to the foregoing and Investor’s obligations as set forth in this Section 4.2, the Company shall control and lead the strategy and content of any substantive communications with any Governmental Authority with respect to obtaining approval or expiration of any waiting period under any applicable Antitrust Laws and Section 721.

Section 4.3 Corporate Actions; Separation.

(a) Prior to or upon the Closing, the Company shall take all necessary actions to amend and restate the limited liability company agreement of the Company to be in substantially the form attached hereto as Exhibit F, subject to any modifications made in accordance with the proviso in Section 4.2(d) (the “LLC Agreement”).

(b) The Company shall use commercially reasonable efforts to (and use commercially reasonable efforts to cause its Affiliates to), and shall be permitted to, take all actions and do all things necessary, proper and advisable, subject to the requirements of applicable Law and of any Governmental Authority, to prepare, execute and consummate the Separation at or prior to the Closing, and in any event at least six (6) Business Days prior to the Outside Date, subject to the applicable terms and conditions of the Separation Documentation. To the extent not provided to the Investor prior to the date hereof, the Company shall provide drafts of the Separation Documentation to the Investor reasonably in advance of the consummation of the transactions contemplated thereby and shall consider in good faith any comments thereto provided promptly by the Investor following its receipt thereof.

(c) The Company shall keep the Investor apprised on a reasonably timely basis of the status of the Separation and shall promptly notify the Investor when the Separation has been consummated.

(d) The Company shall, and shall cause its Affiliates to, use commercially reasonable efforts to (i) terminate effective as of or prior to the Closing all Liens outstanding under the Existing Credit Agreement with respect to the Company or assets held by the Company or the SiC Entities as of the Closing to the extent pertaining to the SiC Business and (ii) seek as promptly as practicable all customer Contract consents required as a result of the Transactions and waiver of any termination, acceleration of payment or default rights triggered as a result of the Transactions; provided, that in no event shall the Company or any of its Affiliates be required to pay any fee, penalty or other consideration to any third party for any consent or approval in connection with clause (ii).

(e) The Company shall, and shall cause its Affiliates to, terminate, effective as of or prior to the Closing, the Intercompany Agreements (other than any Intercompany Agreements listed on Section 3.16(a) of the Company Disclosure Letter and the Transaction Documents).

Section 4.4 Public Disclosure. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Investor and the Company shall consult with each other before they or their Affiliates issue, and shall give each other the opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Transaction Documents or the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Order, court process or the rules and regulations of any national securities exchange or national securities quotation system, in which case the Company or the Investor, as applicable, shall have the right to review and reasonably comment on such press release, announcement or communication prior to issuance, distribution or publication to the extent practicable. Notwithstanding the foregoing (but subject to the terms of the Confidentiality Agreement and Section 4.6), this Section 4.4 shall not apply to any press release or other public statement (including statements in response to questions by the press, business partners, analysts, investors or analyst or the Investor calls) made by the Company, Coherent or the Investor (or any of their Affiliates) (a) which does not contain any information relating to the Transactions that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is made in the ordinary course of business and does not relate specifically to this Agreement, the Transaction Documents or the Transactions.

Section 4.5 Tax Matters. The Company shall pay any and all documentary, stamp and similar issue or transfer Tax (“Transfer Tax”) due on the issue of the Common Units pursuant to this Agreement.

Section 4.6 Confidentiality. The Investor’s confidentiality obligations under the Confidentiality Agreement shall survive the Closing Date and the “Information” thereunder (including oral, written and electronic information) shall include information concerning the Company, its Subsidiaries or its Affiliates that has been, or may be, furnished to the Investor, its Affiliates or their respective Representatives by or on behalf of the Company or any of its Representatives or Affiliates pursuant to, or in connection with, this Agreement and/or the Transactions and Transaction Documents. Notwithstanding the foregoing, Investor agrees that the Company may (a) disclose Investor’s and its Affiliates’ identity and involvement in the Transactions to the Other Investors and (b) disclose this Agreement (other than Exhibit C) and the other Transaction Documents (other than the Supply Agreement) to the Other Investors (in each case to the extent reciprocal disclosure provisions are included in the Other Investment Agreements).

Section 4.7 Access to Information. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, subject to compliance with applicable Laws and the Confidentiality Agreement, the Company shall (and shall cause the SiC Entities or other Affiliates of the Company solely with respect to the SiC Business to) afford to the Investor and its Representatives, to the extent reasonably requested by Investor, reasonable access during normal business hours to (a) the properties, Contracts, commitments, books and records of the SiC Business and (b) officers and senior management employees of the SiC Business, in each case, solely to the extent reasonably required for the purpose of facilitating the consummation of the Issuance and the other Transactions; provided, however, that the Company may restrict the foregoing access to the extent it would (i) unreasonably disrupt the operations of it, its Affiliates or the SiC Entities or otherwise result in any unreasonable burden with respect to the prompt and timely discharge by employees of it, its Affiliates or the SiC Entities of their normal duties, (ii) jeopardize any attorney-client privilege, work product privilege or other legal privilege or trade secret protection or (iii) contravene any applicable Law or binding Contract (including any confidentiality agreement to which the Company or any of its Affiliates is a party) or result in the disclosure of commercially sensitive information; provided, however, that the

Company shall use commercially reasonable efforts to provide such access or disclose such information in a manner that would not violate the foregoing. In furtherance of the foregoing, the Company may designate commercially sensitive material provided to Investor as “Outside Counsel Only.” Such materials and the information contained therein shall be given to the outside counsel of Investor and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the Company or its legal counsel and shall be subject to any restrictions applicable to such information pursuant to the Confidentiality Agreement (including the clean team agreement and export addendum). Notwithstanding anything to the contrary herein, the Company may satisfy its obligations set forth above to provide access to properties, Contracts, commitments, books and records and any other documents and information by electronic means if physical access is not reasonably feasible or would not be permitted under the applicable Law (including any COVID-19 Measures). Any access to any properties or facilities of Coherent, the Company or any of their Subsidiaries shall be subject to their reasonable security measures and shall not include the right to perform any “invasive” testing or soil, air or groundwater sampling, including any Phase II environmental assessments.

ARTICLE V

CONDITIONS TO CLOSING

Section 5.1 Conditions to the Obligations of the Company and the Investor. The obligation of each of the Company and the Investor to consummate the Transactions is subject to the satisfaction or waiver (to the extent permitted by applicable Law) in writing by the Company and the Investor at or prior to the Closing of the following conditions:

(a) The consents, clearances and approvals as set forth in Section 5.1 of the Company Disclosure Letter shall have been obtained or shall be deemed to have been obtained.

(b) No Governmental Authority of competent jurisdiction shall have enacted, enforced, entered, issued or promulgated any Law or Order that is in effect and has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions or that would require any of the Transactions to be rescinded after consummation thereof.

(c) The Separation shall have been consummated.

Section 5.2 Conditions to the Obligation of the Company. The obligation of the Company to consummate the Transactions is also subject to the satisfaction (or waiver in writing by the Company) at or prior to the Closing of the following conditions:

(a) The representations and warranties of the Investor (i) set forth in Section 2.1 (Organization and Qualification), Section 2.2 (Authorization; Validity; Enforcement) and Section 2.7 (Brokers; Finders) (the “Investor Fundamental Representations”) shall be true and correct in all material respects (without giving effect to any materiality qualifiers or Investor Material Adverse Effect qualifiers therein) both as of the date of this Agreement and as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all material respects as of such date) and

(ii) set forth in Article II of this Agreement, other than the Investor Fundamental Representations, shall be true and correct (without giving effect to any materiality qualifiers or Investor Material Adverse Effect qualifiers therein) both as of the date of this Agreement and as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct as of such date), except where the failure of any such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, an Investor Material Adverse Effect.

(b) The Investor shall have performed and complied in all material respects with the agreements and covenants required to be performed by it under this Agreement prior to the Closing Date.

(c) The Company shall have received a certificate, signed on behalf of the Investor by a duly authorized representative of the Investor (solely in his or her capacity as such and not in his or her personal capacity, and without personal liability), certifying that the conditions set forth in Section 5.2(a) and Section 5.2(b) have been satisfied.

(d) The conditions to closing set forth in Section 5.1, Section 5.2 and Section 5.3 of each Other Investment Agreement identified on Section 5.2(d) of the Company Disclosure Letter shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived on the Closing Date, but subject to the satisfaction or waiver of those conditions), and the closing(s) contemplated thereunder shall be consummated substantially simultaneously with the Closing.

Section 5.3 Conditions to the Obligation of the Investor. The obligation of the Investor to consummate the Transactions is also subject to the satisfaction (or waiver in writing by the Investor) at or prior to the Closing of the following conditions:

(a) The representations and warranties of the Company (i) set forth in Section 3.1(a) (Organization, Good Standing and Qualification), Section 3.2 (Corporate Authority; Approval), Section 3.17 (Capital Structure), Section 3.18 (Brokers and Finders) and Section 3.20 (Status of Securities) (the “Company Fundamental Representations”) shall be true and correct in all material respects (without giving effect to any materiality qualifiers or Material Adverse Effect qualifiers therein) both as of the date of this Agreement and as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of a particular date, in which case such representation and warranty shall be true and correct in all material respects as of such particular date), (ii) set forth in Section 3.5(b) shall be true and correct both as of the date of this Agreement and as of the Closing as though made on and as of such date and time, and (iii) set forth in Article III of this Agreement, other than the Company Fundamental Representations, shall be true and correct (without giving effect to any materiality qualifiers or Material Adverse Effect qualifiers therein) both as of the date of this Agreement and as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct as of such date), except where the failure of any such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company shall have performed and complied in all material respects with the agreements and covenants required to be performed by it under this Agreement prior to the Closing Date.

(c) The Investor shall have received a certificate, signed on behalf of the Company by a duly authorized representative of the Company (solely in his or her capacity as such and not in his or her personal capacity, and without personal liability), certifying that the conditions set forth in Section 5.3(a), and Section 5.3(b) have been satisfied.

(d) The Supply Agreement shall have been executed and delivered by II-VI Advanced Materials, Inc., shall not have been terminated or rescinded by II-VI Advanced Materials, Inc. and shall remain in full force and effect.

(e) The Side Letter shall have been executed and delivered by the parties thereto, shall not have been amended, waived, terminated or rescinded in a manner adverse to the Company and shall remain in full force and effect.

ARTICLE VI

TERMINATION; SURVIVAL

Section 6.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by written agreement of the Investor and the Company;

(b) by either the Investor or the Company, by giving written notice of such termination to the Company or the Investor, respectively, if:

(i) the Closing shall not have occurred on or prior to the Outside Date; provided that the right to terminate this Agreement pursuant to this Section 6.1(b)(i) shall not be available to any Party that has breached in any material respect its obligations under this Agreement in any manner that shall have been a principal cause of the failure of the Closing to have occurred on or prior to the Outside Date; or

(ii) any Governmental Authority of competent jurisdiction shall have issued any Order after the date of this Agreement permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions and such Order shall become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 6.1(b)(ii) shall not be available to any Party that has breached in any material respect its obligations under this Agreement in any manner that shall have been a principal cause of any such Order being entered;

(c) by the Company if the Investor shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, or any of its representations and warranties shall fail to be true after the date of this Agreement, which breach or failure to perform or be true (i) would give rise to the failure of a condition set forth in Section 5.1 or Section 5.2 to be satisfied and (ii) is not curable or, if curable, is not cured within the earlier of (A) thirty (30)

days after written notice describing such breach or failure in reasonable detail by the Company to the Investor and (B) the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 6.1(c) if the Company is then in material breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 5.1 or Section 5.3 to be satisfied;

(d) by the Investor if the Company shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, or any of its representations and warranties shall fail to be true after the date of this Agreement, which breach or failure to perform or be true (i) would give rise to the failure of a condition set forth in Section 5.1 or Section 5.3 to be satisfied and (ii) is not curable or, if curable, is not cured within the earlier of (A) thirty (30) days after written notice describing such breach or failure in reasonable detail by the Investor to the Company and (B) the Outside Date; provided that the Investor shall not have the right to terminate this Agreement pursuant to this Section 6.1(d) if Investor is then in material breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 5.1 or Section 5.2 to be satisfied; or

(e) by the Company, if (i) all of the conditions in Section 5.1 and Section 5.3 shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), (ii) the Investor shall have failed to consummate the Closing within three (3) Business Days after the first date on which the Investor was required to consummate the Closing pursuant to Section 1.1 hereof and (iii) the Company has notified the Investor in writing at least three (3) Business Days prior to such termination that the Company is ready, willing and able to consummate the Closing.

Section 6.2 Effect of Termination and Abandonment. In the event of termination of this Agreement pursuant to this Article VI, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its Representatives or Affiliates); provided, however, that (a) no such termination shall relieve any Party of any liability or damages to the other Party resulting from any Willful and Material Breach of this Agreement or from Fraud and (b) the provisions set forth in Section 4.6, this Section 6.2 and Article VIII shall survive the termination of this Agreement.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Survival. The representations and warranties of the Parties set forth in this Agreement and in any document delivered in connection herewith shall not survive the Closing, except that the Company Fundamental Representations shall survive the Closing for a period of twelve (12) months following the Closing and the Investor Fundamental Representations shall survive the Closing for a period of twelve (12) months following the Closing. Written notice of a claim for any breach of any representations and warranties of the Company or the Investor must be given by the Company to Investor, or by the Investor to the Company, as applicable, in accordance with the provisions hereof prior to the expiration of the applicable representations and warranties. The covenants and agreements of the Parties contained in this Agreement that are to be performed prior to the Closing shall not survive the Closing. The covenants and agreements of the Parties contained in this Agreement that are to be performed at or after the Closing shall survive until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the Party entitled to such performance, in accordance with the provisions hereof.

Section 7.2 Indemnification by the Company.

(a) Subject to the provisions of this Article VII (including, for the avoidance of doubt, the survival provisions of Section 7.1), effective as of and after the Closing, the Company shall indemnify and hold harmless Investor and its Affiliates (collectively, the “Investor Indemnified Parties”), to the fullest extent permitted by Law, from and against any and all Losses actually incurred or suffered by any of the Investor Indemnified Parties, to the extent arising out of or resulting from:

(i) any breach of any Company Fundamental Representations, at and as of the Closing Date as though made at and as of such time (unless made as of a specific date, in which case at and as of such date);

(ii) any breach of any covenant or agreement of the Company that is to be performed, in whole or in part, at or after the Closing.

It is understood and agreed that the Investor shall not be entitled to any indemnification or recovery in respect of any Losses indemnified pursuant to Section 7.2(a)(ii) in an amount in excess of the product of (x) the amount of such Loss and (y) the quotient of (A) the number of Common Units held by the Investor immediately following the Closing divided by (B) the number of Common Units issued and outstanding immediately following the Closing (including any Common Units issued to the Other Investors).

(b) If any inaccuracy in or breach of any representations and warranties of the Company contained in this Agreement, at and as of the date hereof or as of the Closing Date (or, with respect to any representations and warranties made as of a specific date, as of such date), other than the Company Fundamental Representations, is due to Fraud on the part of the Company or its Affiliates, such inaccuracy in or breach of the representations and warranties shall be deemed a breach of a Company Fundamental Representation for the purpose of Section 7.2(a)(i).

(c) Except for Losses resulting from Fraud on the part of the Company or its Affiliates, notwithstanding anything to the contrary herein, the cumulative indemnification obligations of the Company under Section 7.2(a) shall in no event exceed, in the aggregate, the Purchase Price.

Section 7.3 Indemnification by Investor.

(a) Subject to the provisions of this Article VII (including, for the avoidance of doubt, the survival provisions of Section 7.1), effective as of and after the Closing, Investor shall indemnify and hold harmless the Company and its Affiliates (including Coherent and its Subsidiaries) (collectively, the “Company Indemnified Parties”), to the fullest extent permitted by Law, from and against any and all Losses actually incurred or suffered by any of the Company Indemnified Parties, to the extent arising out of or resulting from:

(i) any breach of any Investor Fundamental Representations, at and as of the Closing Date as though made at and as of such time (unless made as of a specific date, in which case at and as of such date); and

(ii) any breach of any covenant or agreement of the Investor contained in this Agreement that is to be performed, in whole or in part, at or after the Closing.

(b) If any inaccuracy in or breach of any representations and warranties of the Investor contained in this Agreement, at and as of the date hereof or as of the Closing Date (or, with respect to any representations and warranties made as of a specific date, as of such date), other than the Investor Fundamental Representations, is due to Fraud on the part of the Investor or its Affiliates, such inaccuracy in or breach of the representations and warranties shall be deemed a breach of a Investor Fundamental Representation for the purpose of Section 7.3(a)(i).

(c) Except for Losses resulting from Fraud on the part of the Investor or its Affiliates, notwithstanding anything to the contrary herein, the cumulative indemnification obligations of Investor under Section 7.3(a) shall in no event exceed, in the aggregate, the Purchase Price.

Section 7.4 Indemnification Procedures.

(a) A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the Party liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened Action, or any other matter or circumstance that arises, that has given or could reasonably be expected to give rise to a right of indemnification under this Agreement (including a pending or threatened Action asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”); provided that such notice shall describe in reasonable detail the facts and circumstances with respect to the subject matter of such Action, matter or circumstance (including, in the case of a Third Party Claim, the identity of the applicable third party and the facts underlying each particular claim to the extent reasonably practicable), attach copies of any written evidence or demand upon which such claim is based, identify the provisions of this Agreement pursuant to which indemnification may be sought, include an estimate of the Indemnified Party’s Losses to the extent reasonably practicable and must be delivered prior to the expiration of any applicable survival period specified in Section 7.1; provided, further, that, subject to the applicable survival period in Section 7.1, the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent the Indemnifying Party is prejudiced by such failure.

(b) Upon receipt of a notice of a Third Party Claim for indemnity from an Indemnified Party pursuant to Section 7.2 or Section 7.3, the Indemnifying Party will be entitled, by notice to the Indemnified Party delivered within thirty (30) days after the receipt of notice of such Third Party Claim, to assume the defense and control of such Third Party Claim (at the expense of such Indemnifying Party); provided that the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense and control of any Third Party Claim pursuant to this Section 7.4(b), the Indemnified Party shall be entitled to assume and control such defense, but the Indemnifying Party may nonetheless participate in the defense of such Third Party Claim with its own counsel and at its own expense.

If the Indemnifying Party assumes the defense and control of a Third Party Claim, the Indemnifying Party shall be entitled to select counsel, contractors and consultants reasonably acceptable to the Indemnified Party. Investor or the Company, as the case may be, shall, and shall cause each of their controlled Affiliates and representatives to, reasonably cooperate with the Indemnifying Party in the defense of any Third Party Claim, including by furnishing books and records, personnel and witnesses, as appropriate for any defense of such Third Party Claim. If the Indemnifying Party has assumed the defense and control of a Third Party Claim, it shall be authorized to consent to a settlement of, or the entry of any judgment or Order arising from, any Third Party Claim, in its sole discretion and without the consent of any Indemnified Party; provided that such settlement or judgment or Order does not involve any injunctive relief or finding or admission of any violation of Law or admission of any wrongdoing by any Indemnified Party. No Indemnified Party will consent to the entry of any judgment or enter into any settlement or compromise with respect to a Third Party Claim without the prior written consent of the Indemnifying Party (which will not be unreasonably withheld, delayed or conditioned).

(c) Notwithstanding any of the foregoing, the Company shall have the exclusive right to control in all respects, and neither Investor nor any of its Affiliates shall be entitled to participate in, any Action with respect to any Tax Return of (i) the Company or any of its Affiliates or (ii) a consolidated, combined, unitary or similar group that includes the Company or any of its Affiliates.

Section 7.5 Exclusive Remedy; No Recourse.

(a) Investor and the Company acknowledge and agree that, except (i) in connection with Fraud or a Willful and Material Breach of this Agreement, and (ii) for the Parties’ right to seek and obtain any equitable relief pursuant to Section 8.1(d), from and after the Closing, the indemnification provisions of Section 7.2 and Section 7.3 shall be the sole and exclusive remedies of the Company and the Investor for any Liabilities or Losses (including any Liabilities or Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability or otherwise) that either party may at any time suffer or incur, or become subject to, as a result of, or in connection with the purchase of the Purchased Units or the other Transactions, including any breach of any representation, warranty, covenant or agreement in this Agreement or the Agreements contemplated hereby (but excluding the other Transaction Documents to which the Investor or its Affiliates, on the one hand, or the Company or any SiC Entity, on the other hand, is a party (including the Confidentiality Agreement)). Without limiting the generality of the foregoing, each Party hereby irrevocably waives any right of rescission it may otherwise have or to which it may become entitled.

(b) Notwithstanding anything to the contrary herein, all Actions, claims, obligations, liabilities or causes of action (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of or arise under: (i) this Agreement or any other Transaction Document, or any of the transactions contemplated hereunder or thereunder, (ii) the negotiation, execution or performance of this Agreement or any other Transaction Document (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or any other Transaction Document), (iii) any breach or violation of this Agreement or any other Transaction Document and (iv) any failure of any of the transactions contemplated hereunder or under any other Transaction Documents to be consummated, in each case, may be made only against (and are those solely of) the Persons that are, in the case of this Agreement, expressly identified as parties to this Agreement or, in the case of the other Transaction Documents, Persons that are expressly identified as parties to such other Transaction Documents (collectively, the “Named Parties”). For the avoidance of doubt, this Section 7.5(b) is intended to benefit and may be enforced by any past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative of any Named Party (and each such Person shall be a third-party beneficiary of this Section 7.5(b)) and shall be binding on all respective successors and permitted assigns thereof.

(c) The Company and Investor agree that the limits imposed on remedies with respect to this Agreement and the Transactions constitute an integral part of the consideration provided to the Company hereunder, were specifically bargained for between sophisticated parties and their respective counsel and were specifically taken into account in the determination of the amounts to be paid to the Company hereunder.

Section 7.6 Additional Indemnification Provisions. With respect to each indemnification obligation contained in this Agreement, all Losses shall be reduced by the amount of any third-party insurance or reimbursement proceeds that have been recovered by the Indemnified Party in connection with the facts giving rise to the right of indemnification (it being agreed that if such proceeds in respect of such facts are recovered by the Indemnified Party subsequent to the Indemnifying Party’s making of an indemnification payment in satisfaction of its applicable indemnification obligation, such proceeds shall be promptly remitted to the Indemnifying Party to the extent such reduction of the Losses would have reduced the Indemnifying Party’s indemnification obligations), and the Indemnified Party shall use, and cause its Affiliates to use, reasonable best efforts to seek full recovery under all insurance and other indemnity and reimbursement provisions covering such Losses to the same extent as it would if such Losses were not subject to indemnification hereunder. Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Article VII, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights or claims which the Indemnified Party may have against any third parties with respect to the subject matter underlying such indemnification claim, and the Indemnified Party shall assign any such rights or claims to the Indemnifying Party or, where such assignment is not permitted, use commercially reasonable efforts to recover in respect of such rights or claims against the third parties on behalf of the Indemnifying Party.

Section 7.7 Limitation of Liability. In no event shall any Indemnifying Party have Liability to any Indemnified Party for, and Losses shall not be deemed to include, any consequential, special, incidental, exemplary, indirect, punitive or similar damages, or for any loss of future revenue, profits or income, or for any diminution in value damages measured as a multiple of earnings, revenue or any other performance metric (even if under Law such lost profits, opportunity costs or damages based upon a multiple of earnings, revenues or similar financial measure would be considered reasonably foreseeable or not special damages), except for any such damages to the extent actually awarded by a court or arbitration body of competent jurisdiction and paid to a third party. No Indemnified Party shall have any right to assert any claim against any Indemnifying

Party with respect to any Loss to the extent such alleged Loss is a possible or potential Loss the Indemnified Party believes may be asserted rather than an actual Loss that has, in fact, been actually paid or incurred by such Indemnified Party. Neither the Investor Indemnified Parties, on the one hand, nor the Company Indemnified Parties, on the other hand, shall be entitled to recover more than once in respect of any Loss. Where one and the same set of facts, circumstances or events qualifies under more than one provision entitling an Indemnified Party to a claim or remedy hereunder, such Indemnified Party shall not be entitled to duplicative recovery of Losses arising out of such facts, circumstances or events. Notwithstanding any other provision of this Agreement, in no event shall any Indemnified Party be entitled to indemnification pursuant to this Article VII to the extent such Losses were attributable to such Indemnified Party’s own fraud, gross negligence or willful misconduct.

Section 7.8 Mitigation. Each of the parties agrees to use, and to cause its Affiliates to use, its reasonable best efforts to mitigate its respective Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder, and no Indemnifying Party shall be liable for any Losses to the extent they arise out of or result from the Indemnified Party’s failure to use reasonable best efforts to mitigate such Losses.

Section 7.9 Opportunity to Remedy. If any matter or circumstance for which a right of indemnification is available under this Agreement is capable of remedy, the Indemnified Party shall only be entitled to indemnification to the extent that the matter or circumstance is not remedied within thirty (30) days after the date on which the relevant notice is served on the Indemnifying Party in accordance with Section 7.4.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Governing Law and Venue; Jury Trial; Specific Performance.

(a) This Agreement, and all Actions (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement or the Transaction Documents, or the negotiation, execution or performance of this Agreement or the Transaction Documents, shall be governed by, and enforced in accordance with, the Laws of the State of Delaware, including its statutes of limitations, without giving effect to applicable principles of conflicts of Law to the extent that the application of the laws of another jurisdiction (whether of the State of Delaware or any other jurisdiction) would be required thereby (except as otherwise expressly provided in the applicable Transaction Document).

(b) Except as may otherwise be expressly provided in any Transaction Document, each Party agrees that it shall bring any Action in respect of any claim based upon, arising out of or relating to this Agreement or any Transaction Document or the Transactions exclusively in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware) (the “Chosen Courts”) and solely in connection with claims arising under or relating to this Agreement or any of the Transaction Documents (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to the laying of venue in any such Action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that delivery of process or other papers in connection with any such Action in the manner provided in Section 8.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(c) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR THE TRANSACTIONS. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (I) THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTION DOCUMENTS AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.1(c).

(d) Irreparable damage would occur in the event that any covenant herein were not to be performed in accordance with its terms. Accordingly, each Party shall be entitled to one or more injunctions to prevent any breach of covenant and to enforce specifically this Agreement in the Chosen Courts, in addition to any other remedy to which such Party may be entitled at law or in equity. Without limiting the foregoing, the Company shall be entitled to specific performance (or any other equitable relief) to enforce the Investor’s obligation under this Agreement and the Company shall be entitled to specific performance (or any other equitable relief) to cause the Investor to consummate the Closing in accordance with the terms of this Agreement and to cause the Investor to consummate the Closing in accordance with the terms of this Agreement. Each Party hereby waives (i) any defense to specific performance that a remedy at Law would be adequate or that, absent specific performance, no irreparable harm would be suffered, (ii) any requirement under applicable Law to post a bond or other security as a prerequisite to obtaining equitable relief and (iii) agrees to use their reasonable best efforts to seek and obtain an expedited schedule for any proceedings relating to this Agreement and shall not oppose any request for expedited proceedings.

Section 8.2 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party; provided that a facsimile or .pdf signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile or .pdf signature.

Section 8.3 Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

Section 8.4 Severability. If any provision of this Agreement is prohibited by Law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the Parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the Parties or the practical realization of the benefits that would otherwise be conferred upon the Parties. The Parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

Section 8.5 Entire Agreement; Amendment and Waiver.

(a) This Agreement (including the Company Disclosure Letter and Investor Disclosure Letter), the Transaction Documents and the Confidentiality Agreement, dated as of May 24, 2023, by and between the Company and the Investor (together with any clean team agreement and export addendum related thereto, the “Confidentiality Agreement”) supersede all other prior or contemporaneous negotiations, writings and understandings, both written and oral, between or among the Investor, the Company, their respective Affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement (including the Company Disclosure Letter and Investor Disclosure Letter), the Transaction Documents and the Confidentiality Agreement constitute the full and entire understanding and agreement of the Parties with respect to the matters covered herein and therein.

(b) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by both the Investor and the Company, or in the case of a waiver, by the Party granting the waiver. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 8.6 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given (a) when delivered personally, (b) when transmitted via electronic mail to the e-mail address set out below (provided that no error message is generated) or (c) on the third (3rd) Business Day following the day (except if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable international express courier:

If to the Company:	Silicon Carbide LLC 375 Saxonburg Blvd. Saxonburg, PA 16056 Attention: Walter R. Bashaw II Ron Basso E-mail: bob.bashaw@coherent.com ron.basso@coherent.com

with a copy (which shall not constitute notice) to:	Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019 Attention: Andrew J. Nussbaum Karessa L. Cain E-mail: AJNussbaum@wlrk.com KLCain@wlrk.com

If to the Investor:

Mitsubishi Electric Corporation

2-7-3, Marunouchi, Chiyoda-ku,

Tokyo 100-8310

Japan

Attention:   Hiroyuki Sugano

    Senior General Manager, Group Vice President,

    Semiconductor Device Group

E-mail:     Sugano.Hiroyuki@dh.MitsubishiElectric.co.jp

with a copy (which shall not constitute notice) to:

Baker & McKenzie (Gaikokuho Joint Enterprise)

Ark Hills Sengokuyama Mori Tower, 28th Floor

1-9-10, Roppongi, Minato-ku,

Tokyo 106-0032

Japan

Attention: Akifusa Takada

E-mail:  akifusa.takada@bakermckenzie.com

or to such other address and/or e-mail address and/or to the attention of such other Person as the recipient party has specified by written notice given to each other Party five (5) days prior to the effectiveness of such change.

Section 8.7 Successors and Assigns. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Party. For the avoidance of doubt, no designation of a Designee by the Investor shall relieve the Investor of any of its obligations hereunder.

Section 8.8 No Third Party Beneficiaries. This Agreement is intended solely for the benefit of the Parties and their respective successors, heirs and permitted assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person; provided that Section 7.5(b) may be enforced by the Persons identified therein.

Section 8.9 Further Assurances. Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the Transaction Documents and the consummation of the Transactions (including, for the avoidance of doubt, any acts and things required to be performed by a Designee).

Section 8.10 Fees and Expenses. Except as otherwise set forth in this Agreement or any of the Transaction Documents, each Party shall bear its own fees and expenses in connection with the evaluation, negotiation and consummation of the Transactions.

Section 8.11 Interpretation.

(a) When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference shall be to an Article, Section, Schedule or Exhibit of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” and “herewith”, “this Agreement” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits) and not to any particular provision of this Agreement. The terms “or,” “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The phrase “made available” (or words of similar import) when used in reference to anything made available to Investor or any of its Representatives will mean uploaded to and made available to Investor and its Representatives in the on-line data room hosted on behalf of the Company in the on-line workspace captioned “Project Eagle” on Intralinks or such item has been provided directly to Investor or any its Representatives, in each case on or prior to 10:00 a.m. Eastern Time on the date that is one (1) Business Day prior to the date of this Agreement. Unless otherwise specified in this Agreement, the term “dollars” and the symbol “$” mean U.S. dollars for purposes of this Agreement and all amounts in this Agreement shall be paid in U.S. dollars. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to in this Agreement means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes. References to “ordinary course,” “ordinary course of business,” and phrases of similar import shall encapsulate an action taken by any Person, or omitted to be taken, in response to COVID-19 or any COVID-19 Measures and any Cybersecurity Measures; provided that with respect to the Company and its Affiliates, “ordinary course,” “ordinary course of business,” and phrases of similar import shall (x) include any action taken, or omitted to be taken, in connection with the Separation and (y) with respect to Company and its Subsidiaries, include any action taken, or omitted to be taken, that would satisfy such standard if taken by Coherent or its Subsidiaries prior to the Separation. All accounting terms used herein and not expressly defined shall have the meanings given to them under GAAP. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded (unless, otherwise required by Law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).

(b) Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by each of the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Investor and the Company have each caused their respective signature page to this Agreement to be duly executed as of the date first written above.

SILICON CARBIDE LLC

By:	/s/ Walter R. Bashaw II
Name: Walter R. Bashaw II
Title: President

[Signature Page to Investment Agreement]

IN WITNESS WHEREOF, the Investor and the Company have each caused their respective signature page to this Agreement to be duly executed as of the date first written above.

MITSUBISHI ELECTRIC CORPORATION

By:	/s/ Masayoshi Takemi
Name: Masayoshi Takemi
Title: Executive Officer, Group President, Semiconductor & Device

[Signature Page to Investment Agreement]

EXHIBIT A

DEFINITIONS

1. As used in this Agreement, the following terms have the meanings specified in this Exhibit A.

“Accredited Investor” shall have the definition ascribed to such term in Rule 501 of the Securities Act.

“Action” means any civil, criminal or administrative action, suit, demand, claim, complaint, litigation, investigation, review, audit, Proceeding, arbitration, hearing or other similar dispute.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; provided that Affiliates of Coherent and its Subsidiaries shall not include any equityholders of Coherent. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Anti-Bribery Laws” means the U.S. Foreign Corrupt Practices Act, the UK Bribery Act 2010, or any other applicable anti-bribery or anti-corruption Law of any other jurisdiction in which any of the SiC Entities conducts its business, including, in each case, the rules and regulations thereunder.

“Anti-Money Laundering Laws” means any applicable money laundering or anti-terrorism Law or regulation administered by the United States or, as applicable, the EU, any EU member state, or the United Kingdom, including the Currency and Foreign Transactions Reporting Act of 1970, as amended, the United States Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, the United States Money Laundering Control Act of 1986 (18 U.S.C. §§1956 and 1957), and in each case, the implementing rules and regulations promulgated thereunder.

“Antitrust Law” means the HSR Act and all other Laws designed to govern competition or trade regulation or to prohibit, restrict or regulate actions or transactions with the purpose or effect of monopolization, restraint of trade or the screening of foreign investment, including screening of transactions that are likely to pose a threat to the public interest and national security, other than with respect to Section 721 and CFIUS Approval.

“Applicable Date” means January 1, 2022.

“Assets” means all tangible and intangible assets and properties.

“Business Day” means any day ending at 11:59 p.m. (Eastern Time) other than (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City or Tokyo, Japan.

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“Capex Budget” means that capital expenditure budget titled “Project Eagle—CapEx Budget FY24 Timing—POST” and located in the dataroom in folder 11.11 and made available to the Investor prior to the date hereof.

“CFIUS” means the Committee on Foreign Investment in the United States, and each member agency thereof, acting in such capacity.

“CFIUS Approval” means (i) CFIUS has issued a written notice to the parties that it has concluded all action pursuant to Section 721 and has determined that there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement; or (ii) CFIUS has sent a report to the President of the United States requesting the President’s decision with respect to the transactions contemplated by this Agreement and either (x) the President has announced a decision not to take any action to suspend, prohibit, or place any limitations on the transactions contemplated by this Agreement or (y) the President has not taken any such action within fifteen (15) days from the date the President received the report from CFIUS; or (iii) CFIUS has issued a written notice to the parties that the transactions contemplated by this Agreement is not a “covered transaction” within the meaning of Section 721.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Coherent” means Coherent Corp., a Pennsylvania corporation.

“Coherent Businesses” means all businesses, operations and activities conducted by Coherent or any of its Subsidiaries (including as conducted through joint ventures) other than the SiC Business.

“Company Benefit Plan” means each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (in each case, whether or not such plan is subject to ERISA) and each other plan, policy, agreement or arrangement (whether written or oral) relating to stock options, stock purchases, stock awards, deferred compensation, bonus, severance, retention, employment, change of control, fringe benefits, supplemental benefits or other employee benefits, in each case, sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by Coherent or any of its Affiliates for the benefit of current or former employees, officers, directors or consultants of the SiC Business, or with respect to which any of the SiC Entities has or will have after the Closing any liability, other than any Multiemployer Plan and other than any such benefit, plan, policy, agreement or arrangement if and to the extent required to be provided, maintained or contributed to under applicable Law.

“Contract” means any oral or written contract, agreement, lease, license, sublicense, note, bond, mortgage, indenture, debenture, sales order, purchase order, arrangement, instrument or other obligation (other than a Company Benefit Plan).

“control”, “controlled by” and “under common control” shall have the meaning specified in the definition of “Affiliate”.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under section 302 of ERISA, (iii) under sections 412 and 4971 of the Code, or (iv) as a result of a failure to comply with the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, other than such liabilities that arise solely out of, or relate solely to, the Company Benefit Plans.

2

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means (a) any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other applicable Law, recommendation, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Authority, public health authority or industry group, including the Centers for Disease Control and Prevention and the World Health Organization, in connection with or in response to COVID-19, including, the Coronavirus Aid, Relief, and Economic Security Act (CARES), Families First Act and American Rescue Plan Act of 2021 or (b) any reasonable measures, changes in business operations or other practices, affirmative or negative, adopted by the SiC Entities in connection with or in response to COVID-19 or any other related global or regional health event or circumstance.

“Cybersecurity Measures” means any reasonable measures, changes in business operations or other practices, affirmative or negative, adopted in good faith by the SiC Entities that are substantially consistent with the actions taken by other businesses who have been affected by cybercrime, cyberterrorism, ransomware or malware attacks in response to a cybersecurity attack, breach or incident, for the protection of its information technology or any stored personally identifiable information.

“Effect” means any change, development, circumstance, occurrence, state of facts or effect.

“Environmental Law” means any Law in effect prior to or as of the date of the this Agreement relating to pollution or protection of the environment (including ambient air, soil, surface water or groundwater, or subsurface strata), natural resources, endangered or threatened species, human health or safety (as it relates to exposure to Hazardous Materials), or that prohibits, regulates or controls any Hazardous Material or any products containing any Hazardous Material, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 121 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Oil Pollution Act of 1990, the European Union (“EU”) Directive 2012/19/EU on waste electrical and electronic equipment, the EU Directive 2011/65/EU on the restriction on the use of certain hazardous substances, the Administrative Measures on the Control of Pollution Caused by Electronic Information Products, and the European Commission Regulation 1907/2006, and analogous foreign, provincial, state and local Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

3

“ERISA Affiliate” means each Person which, together with the SiC Entities, would be deemed a “single employer” within the meaning of Section 414(b) or (c) of the Code and, for purposes of Section 302 of ERISA and/or Section 412, 2971, 2977, 4980D, 4980E and/or each “applicable section” under Section 414(t)(2) of the Code, within the meaning of Section 414 (b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls administered by the United States or, as applicable, the EU, any EU member state, or the United Kingdom, including the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of July 1, 2022, among Coherent, as borrower, JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent, and the other parties thereto from time to time (as amended by that certain Amendment No. 1, dated as of March 31, 2023 and as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof).

“Fraud” of a Party means an intentional and willful misrepresentation of a representation or warranty by such Party with a specific intent to deceive such that it constitutes actual common law fraud under the laws of the State of Delaware (and not constructive or equitable fraud or negligent misrepresentation).

“GAAP” means accounting principles generally accepted in the United States as in effect from time to time.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission, arbitrator or authority or other legislative, executive or judicial governmental official or entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.

“Hazardous Materials” means any substance, waste, liquid or gaseous or solid matter for which liability or standards of conduct may be imposed, or which is or is deemed to be hazardous, hazardous waste, solid or liquid waste, toxic, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination, in each case regulated by, or otherwise subject to, any Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” means any of the following proprietary rights, as they exist anywhere in the world, whether registered or unregistered: (a) patents, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interpretations thereof); (b) trademarks, service marks, trade dress, trade names, taglines, brand names, logos and corporate names; (c) copyrights in works of authorship (including in computer software programs, including all source code, object code, specifications, designs and documentation related thereto), and mask works; (d) trade secrets rights in confidential know-how, inventions, processes, procedures, databases and business; and (e) domain names and internet addresses.

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“Investor Material Adverse Effect” means any Effect that, individually or in the aggregate, would reasonably be expected to prevent or materially delay, interfere with, hinder or impair (a) the consummation by the Investor and, if applicable, its Designee of any of the Transactions in accordance with the terms of this Agreement or (b) the compliance by Investor and, if applicable, its Designee with its obligations under this Agreement or any other Transaction Document.

“Knowledge of the Company” means the actual knowledge of any of the individuals identified on Section 9.2 of the Company Disclosure Letter.

“Laws” mean all local, state or federal laws, common law, statutes, ordinances, codes, rules or regulations or other similar requirement enacted, adopted, promulgated, or applied by any Governmental Authority.

“Leakage” means any of the following, to the extent occurring during the period commencing on the Balance Sheet Date and ending immediately prior to the Closing (the “Leakage Period”): (a) any dividend or other distribution, declared, paid or made by any SiC Entity to a Leakage Party; (b) any payment declared, paid or made by any SiC Entity to a Leakage Party in respect of any share capital or securities of any SiC Entity being redeemed, purchased or repaid; (c) any payment by a SiC Entity or transfer of assets of any SiC Entity (excluding transactions on arm’s-length terms in the ordinary course of business) to or for the benefit of any Leakage Party, including any repayment of indebtedness or loan capital or interest accrued thereon; (d) the waiver by any SiC Entity of any amount owed to any SiC Entity by a Leakage Party, or the assumption, indemnification or incurrence by any SiC Entity of any guarantee, liability or obligation of, or for the benefit of, a Leakage Party; (e) the payment by any SiC Entity of any amounts in connection with or triggered by the Transactions to any individual who will be employed by, will be a director or other officer of, or whose services will be made available to any SiC Entity following the Separation under the terms of an agreement with the SiC Entity, including any person who is on secondment, in each case other than (y) salary, compensation, remuneration, pension contributions, retirement, welfare, medical, dental, pharmaceutical, vision or similar payments in the ordinary course of business and (z) any equity or equity-based awards of Coherent or the Company pursuant to any Company Benefit Plan or management equity plan contemplated by Section 4.1(b) of the Company Disclosure Letter; (f) any payment of Seller Transaction Costs by any SiC Entity in excess of $45 million or payment of any Seller Consent Costs by any SiC Entity; (g) the creation of a Lien over any asset, rights or other interests in any SiC Entity in favor of any Leakage Party, other than Permitted Liens and any Liens arising under securities Laws or the terms of the Transaction Documents; (h) any amounts of the type referred to in clauses (a) to (g) above which are agreed to be paid or otherwise become obligated, incurred or assumed during the Leakage Period; and (i) any Taxes incurred or paid or agreed to be paid or payable by the SiC Entities in connection with of any of the matters referred to in clauses (a) to (h) above. Notwithstanding the foregoing, none of the following shall be considered Leakage: (i) any payment, transfer, assumption of liabilities or other action set forth in Section 9.3 of the Company Disclosure Letter; (ii) any payment, transfer, assumption of liabilities or other action taken to effect

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the Separation in accordance with the Separation Principles or Separation Documentation, including any Seller Transaction Costs up to an aggregate amount of $45 million but excluding any Seller Consent Costs; (iii) any payment, transfer, assumption of liabilities or other action (including the creation of Liens) that would otherwise constitute Leakage if and to the extent any payments in respect thereof are reimbursed, refunded, or otherwise returned or released to an SiC Entity, as applicable, prior to or at the Closing; (iv) the entry into this Agreement and the Transaction Documents and any transfer, assumption of liabilities or other action resulting from the performance by the SiC Entities of their respective obligations hereunder and thereunder; (v) any payment, transfer, assumption of liabilities or other action made in accordance with, or actions that result from the performance of, any Intercompany Agreement listed on Section 3.16(a) of the Company Disclosure Letter; and (vi) any fees or Taxes incurred or paid or agreed to be paid or payable by the SiC Entities in connection with of any of the matters referred to in clauses (i) to (v) above.

“Leakage Party” means Coherent and any of its Affiliates (other than any SiC Entity).

“Liability” means any and all liabilities and obligations of any kind or nature, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable.

“Licenses” means all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and Orders of all applicable Governmental Authorities, and all rights under any material contract with all Governmental Authorities, and all tariffs, reports, notices and other documents with all Governmental Authorities necessary for the SiC Entities to own, lease and operate their properties and assets and to carry on the SiC Business.

“Lien” means any mortgage, charge, pledge, hypothec, security interest, prior claim, encroachments, lien (statutory or otherwise), defect of title, adverse right or claim, or encumbrance of any kind, in each case, whether contingent or absolute.

“Losses” shall mean all losses, damages, penalties, liabilities, Taxes, fines, costs and expenses (including reasonable attorney’s fees), actually incurred or suffered by an Investor Indemnified Party or a Company Indemnified Party, as applicable, in each case excluding the items set forth in Section 7.7.

“Material Adverse Effect” means any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the SiC Business, taken as a whole; provided, however, that none of the following, either alone or in combination, and no Effect arising out of, or resulting from, the following shall be deemed to constitute or be taken into account in determining whether a Material Adverse Effect is occurring, has occurred or would reasonably be expected to occur:

(a) any Effects in or with respect to the economy, credit, capital, securities or financial markets in the United States or elsewhere in the world or political, regulatory or business conditions in any geographic market in which SiC Business or the Company or any other SiC Entities has operations or its products or services are sold, including changes, developments, circumstances, facts or effects in or with respect to interest rates or exchange rates for currencies;

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(b) any Effects that are the result of factors generally affecting the industries, markets or geographical areas in which the Company and the other SiC Entities operate;

(c) any Effects caused by the entry into, announcement, pendency, consummation or performance of this Agreement and the Transactions (including any specific action expressly permitted by or failing to take any action prohibited by, this Agreement and any Effects on the relationship of the Company or the other SiC Entities with customers, Governmental Authorities, employees, labor unions, labor organizations, works councils or similar organizations, suppliers, distributors, financing sources, partners or similar relationships) or resulting or arising from the identity of, any facts or circumstances relating to, or any actions taken or failed to be taken by the Investor or any of its Affiliates;

(d) changes, modifications or developments, and prospective changes, modifications or developments, in or with respect to applicable accounting standards, including GAAP or in any Law of general applicability, in each case, including the repeal thereof, or in the interpretation or enforcement thereof, after the date of this Agreement;

(e) any failure by the Company or the other SiC Entities to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period; provided that any Effect (not otherwise excluded under this definition) underlying such failure may be taken into account in determining whether a Material Adverse Effect has occurred;

(f) any change or prospective change in the credit ratings of the Company or the other SiC Entities; provided that any Effect (not otherwise excluded under this definition) underlying such change may be taken into account in determining whether a Material Adverse Effect has occurred;

(g) any Effect resulting from (i) acts of war (whether or not declared), civil disobedience, hostilities, sabotage, terrorism, geopolitical conditions, sanctions, military actions or the escalation or worsening of any of the foregoing, whether perpetrated or encouraged by a state or non-state actor or actors, including cyberattacks, and any actions taken (or not taken) by the Company or the other SiC Entities pursuant to any Cybersecurity Measures, (ii) any hurricane, flood, tornado, earthquake or other weather or natural disaster and (iii) any outbreak of illness or any epidemic, pandemic or disease outbreak or any other public health event or force majeure event, whether or not caused by any Person (including COVID-19 and COVID-19 Measures); or

(h) any actions expressly taken or not taken by the Company or the other SiC Entities required or expressly contemplated by this Agreement or with the Investor’s prior written consent or at Investor’s written request.

provided further that, with respect to clauses (a), (b), (d) and (g) of this definition, such Effects shall be taken into account in determining whether a “Material Adverse Effect” has occurred to the extent they disproportionately and adversely affect the business, assets, results of operations or financial condition of the Company and the other SiC Entities (taken as a whole) relative to other companies and their respective Subsidiaries, taken as a whole, operating in the industries and geographic markets in which the Company and the other SiC Entities operate (in which case only the incremental disproportionate impact may be taken into account in determining whether a Material Adverse Effect has occurred, and then only to the extent otherwise permitted by this definition).

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“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

“OFAC” shall have the meaning specified in the definition of “Sanctioned Person”.

“Order” means any order, writ, judgment, temporary, preliminary or permanent injunction, decree, ruling, stipulation, determination, or award entered by or with any Governmental Authority.

“Organizational Documents” means, with respect to any Person: (a) (i) that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as applicable, and bylaws, or comparable documents, (ii) that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (iii) that is a limited liability company, its certificate of formation and limited liability company or operating agreement, or comparable documents, (iv) that is a trust or other entity, its declaration or agreement of trust or other constituent document or comparable documents and (v) that is not an individual, its comparable organizational documents; and (b) any shareholders agreement, investors rights agreement or similar Contract entered into by any security holders of such Person and relating to such Person.

“Outside Date” has the meaning set forth in Section 9.1 of the Company Disclosure Letter.

“Overhead and Shared Services” means any ancillary or corporate shared services that are furnished by or on behalf of Coherent or any of its Subsidiaries (other than the SiC Entities) to both the SiC Business and any other business of Coherent or its Subsidiaries, including financial reporting, tax, treasury, insurance, corporate development, legal, investor relations, internal audit, travel, human resources, ethics, payroll, global mobility, executive compensation, benefits, information technology and application support services and any other services provided under the Services Agreement.

“Permitted Liens” means (a) any Lien for Taxes not yet due or, if due, not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been made, (b) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the ordinary course of business or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings, (c) Liens imposed or promulgated by applicable Law or any Governmental Authority with respect to Real Property, including zoning, building or similar restrictions, (d) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (e) Real Property easements, rights-of-way, leases, encroachments, restrictions, rights, servitudes,

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encumbrances, conditions or imperfections of title or other matters of a similar nature and other similar Liens, which, individually and in the aggregate, do not materially impair the present use of the Real Property or otherwise materially impair the present business operations at the Real Property, (f) purchase money Liens or Liens under capital lease arrangements, (g) non-exclusive licenses of Intellectual Property, (h) Liens disclosed in the Financial Statements, (i) Liens arising under or pursuant to the Organizational Documents of the SiC Entities, (j) Liens resulting from any facts or circumstances relating to the Investor or any of its Affiliates, (k) other non-monetary Liens that do not, individually or in the aggregate, materially interfere with the present use, or materially detract from the value of, the property encumbered thereby or (l) Liens that will be released at or prior to the Closing.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and any Governmental Authority or any department or agency thereof.

“Personal Data” means any information about an identifiable natural person that is defined as “personal data,” “personally identifiable information,” “biometric information,” “non-public personal information,” “protected health information,” “individually identifiable health information,” “protected health information” or “personal information” under any applicable Law relating to privacy, data protection, or information security.

“Post-CFIUS Briefing Period” has the meaning set forth in Section 5.1 of the Company Disclosure Letter.

“Proceeding” means any action, cause of action, claim, demand, litigation, suit, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.

“Purchase Price” means $500,000,000.

“Real Property” means any lands, buildings, structures and other improvements, together with all fixtures attached or appurtenant to the foregoing, and all easements, covenants, hereditaments and appurtenances that benefit the foregoing.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing, or arranging for disposal, into the indoor or outdoor environment.

“Representatives” means, with respect to any Person, its and its Affiliates’ directors, officers, principals, partners, managers, members, employees, consultants, agents and professional advisors (including, without limitation, legal counsel, accountants, consultants and financial advisors) and other representatives.

“Sanctioned Country” means any country or region that is the subject of a comprehensive embargo under Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea, the so-called “Donetsk People’s Republic,” and the so-called “Luhansk People’s Republic” regions of Ukraine).

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“Sanctioned Person” means any Person that is the subject of Sanctions including: (a) any Person listed on any Sanctions-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or any other OFAC or U.S. Department of State Sanctions-related restricted party list; (b) any Person located, organized, or resident in a Sanctioned Country; or (c) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clauses (a)-(c).

“Sanctions” means all applicable Laws relating to economic or trade sanctions administered or enforced by the United States (including by OFAC or the U.S. Department of State) and the United Nations Security Council and, as applicable, the EU, any EU member state, and the United Kingdom.

“Section 721” means Section 721 of the Defense Production Act of 1950, as amended and codified at 50 U.S.C. Section 4565, and all implementing regulations thereof, including those codified at 31 C.F.R. Parts 800 and 802, unless the context requires otherwise.

“Seller Consent Costs” means any and all third party fees, costs, expenses, payments, and expenditures paid, incurred or agreed to be paid in order to obtain consents, waivers or amendments under any Contract or Agreement to which any SiC Entity is a party that would be required as a result of the consummation of the Transactions.

“Seller Transaction Costs” any third party fees, costs, expenses, payments and expenditures payable to brokers, finders, financial advisors, investment bankers, legal advisors, accountants or consultants or similar Persons incurred or payable in connection with the Transactions.

“Separation” means the separation of the SiC Business from the Coherent Businesses in accordance in all material respects with the Separation Principles.

“Separation Documentation” means such Contracts as are entered into by the SiC Entities, on the one-hand, and Coherent and its other Subsidiaries (excluding the SiC Entities), on the other hand, in connection with the effectuation of Separation consistent in all material respects with the Separation Principles, including the Services Agreement.

“SiC Business” means, collectively, the business, operations and activities that comprise the New Ventures & Wide-Bandgap Electronics Technologies business unit of Coherent and its consolidated Subsidiaries as conducted immediately prior to the Closing (after giving effect to the Separation); provided, however, that SiC Business shall not include (a) any other business, operations, products, platforms, services and activities of Coherent or its Subsidiaries, or (b) any Overhead and Shared Services.

“SiC Entities” means the Company and any Person that will be a Subsidiary of the Company following the Separation, which Persons are listed on Section 9.4 of the Company Disclosure Letter.

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“Subsidiary”, when used with respect to any Person, means, any corporation, partnership, association, trust or other form of legal entity of which (a) fifty percent (50%) or more of the voting power of the outstanding voting securities are directly or indirectly owned by such person or (b) such person or any Subsidiary of such person is a general partner.

“Tax” means all U.S. federal, state, local or non-U.S. taxes, imposts, levies, duties, fees or other similar governmental assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, escheat, customs duties and other taxes of any kind whatsoever, including any and all interest, penalties, additions to tax or additional amounts imposed by any Governmental Authority in connection with respect thereto.

“Tax Return” means all report, return, refund, claim, election, statement, estimate, disclosure, document, declaration or information report or return filed or required to be filed with or supplied or required to be supplied to a Governmental Authority responsible for the administration or collection of Tax (including any amendments thereto and including any attachment, schedule or statement thereto).

“Transaction Documents” means the Supply Agreement, the Joinder, the LLC Agreement, the Separation Documentation, the Services Agreement, the Side Letter and all other documents, certificates or agreements executed in connection with the transactions contemplated by this Agreement.

“Transactions” means the transactions contemplated hereby or under any of the Transaction Documents, including the Separation and the transactions contemplated by the Separation Documentation.

“Wide Bandgap” means Wide Bandgap Holdings Corp., a wholly-owned Subsidiary of Coherent.

“Willful and Material Breach” means a material breach of this Agreement that is the consequence of an intentional action, or intentional failure to take an action, by a Party with the actual knowledge that the taking of such act or failure to take such action would be a material breach of this Agreement.

2. In addition to the terms defined in this Exhibit A, the following terms have the meanings assigned thereto in this Agreement in the Sections set forth below:

Term	Section
“Agreement”	Preamble
“Amended and Restated Company LLC Agreement”	Section 4.3(a)
“Balance Sheet Date”	Section 3.16(b)
“Bankruptcy and Equity Exception”	Section 2.2

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Term	Section
“CFIUS Briefing”	Section 4.2(c)
“CFIUS Notice”	Section 4.2(c)
“CFIUS Notice Request”	Section 4.2(c)
“Chosen Courts”	Section 8.1(b)
“Closing”	Section 1.1
“Closing Date”	Section 1.1
“Coherent SEC Documents”	Article III
“Common Units”	Recitals
“Company”	Preamble
“Company Approvals”	Section 3.3(a)
“Company Disclosure Letter”	Article III
“Company Fundamental Representations”	Section 5.3(a)
“Company Indemnified Parties”	Section 7.3(a)
“Company Owned IP”	Section 3.12(b)
“Company Product”	Section 3.6(c)
“Confidentiality Agreement”	Section 8.5(a)
“Contributor”	Section 3.12(e)
“Designee”	Preamble
“Financial Statements”	Section 3.4(a)
“Indemnified Party”	Section 7.4(a)
“Indemnifying Party”	Section 7.4(a)
“Insurance Policies”	Section 3.13
“Intercompany Agreement”	Section 3.16(a)
“Investor”	Preamble
“Investor Disclosure Letter”	Article II
“Investor Fundamental Representations”	Section 5.2(a)
“Investor Indemnified Parties”	Section 7.2(a)
“Issuance”	Section 1.2(a)
“IT Systems”	Section 3.12(a)
“Joinder”	Preamble
“Leased Real Property”	Section 3.15
“Named Parties”	Section 7.5(b)
“LLC Agreement”	Section 4.3(a)
“Other Investment”	Recitals
“Other Investment Agreement”	Recitals
“Other Investments”	Recitals
“Other Investor”	Recitals
“Outside Date”	Section 6.1(b)(i)
“Parties”	Preamble
“Party”	Preamble
“Purchased Units”	Recitals

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Term	Section
“Real Property Leases”	Section 3.15
“SEC”	Article III
“Securities Act”	Section 2.6
“Separation Principles”	Recitals
“Services Agreement”	Recitals
“Side Letter”	Recitals
“Sublease”	Section 3.15
“Supply Agreement”	Recitals
“Third Party Claim”	Section 7.4(a)
“Transfer Tax”	Section 4.5

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